Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

SPORTSMAP TECH ACQUISITION CORP.,

ICH MERGER SUB INC.

AND

INFRARED CAMERAS HOLDINGS, INC.

DATED AS OF DECEMBER 5, 2022

i

Exhibits:

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Second Amended and Restated Certificate of Incorporation of SportsMap
Exhibit D	Form of Amended and Restated Bylaws of SportsMap
Exhibit E	SportsMap Equity Incentive Plan

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of December 5, 2022, is made by and among SportsMap Tech Acquisition Corp., a Delaware corporation (“SportsMap”), ICH Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Infrared Cameras Holdings, Inc., a Delaware corporation (the “Company”). SportsMap, Merger Sub and the Company shall be referred to herein from time to time individually as a “Party” and collectively as the “Parties.”

WHEREAS, (a) SportsMap is a blank-check company incorporated as a Delaware corporation on May 14, 2021, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities, and (b) Merger Sub is, as of the date of this Agreement, a direct, wholly owned Subsidiary of SportsMap that was formed for purposes of consummating the transactions contemplated by this Agreement;

WHEREAS, on the Closing Date (as defined herein), Merger Sub will merge with and into the Company, with the Company as the surviving company in the Merger and, after giving effect to such Merger, the Company will be a direct, wholly owned Subsidiary of SportsMap;

WHEREAS, prior to the Effective Time, the outstanding Company Convertible Notes will be converted into a number of shares of Company Class A Common Stock in accordance with their terms (the “Company Note Conversion”);

WHEREAS, at the Effective Time, each share of Company Common Stock (including Company Common Stock issued in the Company Note Conversion) will be automatically converted into the right to receive a portion of the Aggregate Share Consideration, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, pursuant to the Governing Documents of SportsMap, SportsMap is required to provide an opportunity for its stockholders to have their outstanding shares of SportsMap Common Stock redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SportsMap Stockholder Approval;

WHEREAS, as of the date of this Agreement, SportsMap, LLC, a Delaware limited liability company (the “SportsMap Sponsor”), together with certain of its designees and Affiliates, owns 3,550,000 shares of SportsMap Common Stock and 506,250 SportsMap Warrants;

WHEREAS, concurrently with the execution of this Agreement, the SportsMap Sponsor, SportsMap, the Company and certain individuals party thereto are entering into a sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which the SportsMap Sponsor and/or each such other individual, as applicable, has agreed, among other things, to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Company Class A Stockholders as of the date hereof is executing and delivering to SportsMap a transaction support agreement (collectively, the “Transaction Support Agreements”), pursuant to which each such Company Class A Stockholder has agreed, among other things, to (a) support and vote in favor of the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing;

WHEREAS, at the Closing, SportsMap, the SportsMap Sponsor and each of the Company Stockholders shall enter into a registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, each Company Stockholder and the SportsMap Sponsor will be granted certain registration rights with respect to their respective shares of SportsMap Common Stock, on the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, each of SportsMap, the SportsMap Sponsor and the Company Stockholders shall enter into a lock-up agreement, substantially in the form attached hereto as Exhibit B (the “Lock-Up Agreement”), pursuant to which, among other things, each of the SportsMap Sponsor and the Company Stockholders will agree not to effect any sale or distribution of any Equity Securities of SportsMap held by any of them during the lock-up period described therein, on the terms and subject to the conditions set forth therein;

WHEREAS, the board of directors of SportsMap (the “SportsMap Board”) has (a) determined that it is fair to and in the best interests of SportsMap and its stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which SportsMap is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by SportsMap of this Agreement, the Ancillary Documents to which SportsMap is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the holders of SportsMap Common Stock entitled to vote thereon vote in favor of each Transaction Proposal, and (d) directed that each Transaction Proposal be submitted to the holders of SportsMap Common Stock for approval and adoption;

WHEREAS, the board of directors of Merger Sub has (a) determined that it is fair to and in the best interests of Merger Sub and SportsMap (as its sole stockholder), and declared it advisable, to enter into this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that SportsMap (as its sole stockholder) approve and adopt this Agreement, and (d) directed that this Agreement be submitted to SportsMap (as its sole stockholder) for approval and adoption;

WHEREAS, SportsMap, as the sole stockholder of Merger Sub, has approved and adopted this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) adopted and approved the execution, delivery and performance by the Company of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (c) resolved to recommend that the stockholders of the Company entitled to vote thereon approve and adopt this Agreement, and (d) directed that this Agreement be submitted to the stockholders of the Company for approval and adoption;

WHEREAS, the Company Class A Stockholders as of the date of this Agreement have approved and adopted this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger); and

WHEREAS, it is intended for U.S. federal and applicable state and local income Tax purposes that the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). By executing this Agreement, the Parties hereby adopt a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1.
CERTAIN DEFINITIONS

Section 1.1.           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Payments” has the meaning set forth in Section 5.23(b).

“280G Stockholder Vote” has the meaning set forth in Section 5.23(b).

“Additional SportsMap SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means (a) the Equity Value, less (b) the Company Indebtedness Amount, plus (c) the Aggregate Company Options Exercise Price, plus (d) the Company Convertible Loan Amount, plus (e) the Company Cash.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by the SportsMap Parties in respect of the PIPE Financing (whether prior to or on the Closing Date).

“Aggregate Company Options Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Participating Company Options if all such Participating Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept). For the avoidance of doubt, all references to the exercise price of Participating Company Options shall be to the exercise price of the applicable Participating Company Option immediately prior to the Effective Time, in accordance with the applicable option agreement.

“Aggregate Share Consideration” means an aggregate number of shares of SportsMap Common Stock equal to (a) the Adjusted Equity Value divided by (b) the SportsMap Share Value.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum of (i) the aggregate cash proceeds available for release to any SportsMap Party (or any designees thereof) from the Trust Account in connection with the transactions contemplated hereby (for the avoidance of doubt, after giving effect to the SportsMap Stockholder Redemption), (ii) the Aggregate Closing PIPE Proceeds, (iii) the Company Convertible Loan Amount, and (iv) the aggregate principal amount of any Indebtedness of the Company incurred on or after the date hereof and prior to the Closing and convertible into Equity Securities of the Company, in the case of clauses (iii) and (iv), to the extent facilitated by SportsMap, the SportsMap Sponsor or any of their respective Affiliates, less (b) the aggregate amount of Unpaid SportsMap Expenses (for the avoidance of doubt, excluding any Unpaid Company Expenses).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.5(a).

“Ancillary Documents” means the Registration Rights Agreement, the Lock-Up Agreements, the Sponsor Letter Agreement and the Transaction Support Agreements and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws or Orders related to combatting bribery, corruption and money laundering.

“Business” means the business of developing and manufacturing thermal and infrared cameras and devices and the development and provision of related software, materials and services for use in various industries and applications.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Business Intellectual Property” has the meaning set forth in Section 3.15(c).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act and any similar or conforming legislation in any U.S. jurisdiction, and any subsequent legislation relating to COVID-19.

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Certificates” has the meaning set forth in Section 2.1(h).

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made, or required to be made, pursuant to or in connection with or upon termination of, or any fees, expenses or other payments owing or that will become owing in respect of, any Company Related-Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document). Notwithstanding the foregoing or anything to the contrary herein, the SportsMap Common Stock to be issued on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clauses (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Person(s) makes any equity or similar investment in another Person.

“Closing” has the meaning set forth in Section 2.4.

“Closing Company Financial Statements” has the meaning set forth in Section 3.5(b).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of assets, Equity Securities or businesses of the Company or any of its controlled Affiliates (in the case of each of clauses (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise), or (b) any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Cash” means, as of immediately prior to the Effective Time, all cash and cash equivalents of the Company and its Subsidiaries, including marketable securities, less the aggregate amount of any issued but uncleared checks, drafts and wires of the Company and its Subsidiaries.

“Company Class A Common Stock” means shares of common stock, par value $0.001 per share, of the Company designated as “Class A Voting Common Stock” pursuant to the Certificate of Incorporation of the Company, as amended. For the avoidance of doubt, from and after the consummation of the Company Note Conversion, “Company Class A Common Stock” will be deemed to include the Company Class A Common Stock issued in the Company Note Conversion.

“Company Class A Stockholders” means, collectively, the holders of Company Class A Common Stock as of any determination time prior to the Effective Time.

“Company Class B Common Stock” means shares of common stock, par value $0.001 per share, of the Company designated as “Class B Non-Voting Common Stock” pursuant to the Certificate of Incorporation of the Company, as amended.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Convertible Loan Amount” means the aggregate principal amount of the Company Convertible Notes.

“Company Convertible Note” means each Convertible Promissory Note (in such form as is mutually agreed among the Parties) issued on or after the date hereof and prior to the Closing by the Company pursuant to a Company Convertible Note Purchase Agreement (in such form as is mutually agreed among the Parties), with an aggregate principal amount of up to $10,000,000.

“Company D&O Persons” has the meaning set forth in Section 5.13(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to SportsMap by the Company on the date of this Agreement.

“Company Equity Plan” means the 2020 Equity Incentive Plan of Infrared Camera Holdings, Inc., as amended.

“Company Equityholders” means, collectively, the Company Stockholders and the holders of Participating Company Options and the Company Convertible Notes, in each case, as of any determination time prior to the Effective Time.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company or its Subsidiaries in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or its Subsidiaries, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or its Subsidiaries pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything herein to the contrary, Company Expenses shall not include any SportsMap Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), Section 3.1(b) and Section 3.1(c) (Organization and Qualification), Section 3.2 (Subsidiaries and Equity Investments) (other than the first sentence of Section 3.2(c)), Section 3.3(a) (Capitalization of the Company), Section 3.4 (Authority), Section 3.6(b) (No Violations); Section 3.10(a) (Absence of Changes), and Section 3.19 (Brokers).

“Company Indebtedness Amount” means the aggregate outstanding principal amount of the Indebtedness of the Company set forth on Section 1.1 of the Company Disclosure Schedules, plus any accrued and unpaid interest and fees due on such Indebtedness, as of immediately prior to the Effective Time.

“Company IT Systems” means all computer systems, Software and hardware, communication systems, equipment, network equipment, electronic data processing, communication equipment, networks, platforms, peripherals and other systems and related documentation, in each case, used or owned by the Company or any Company Subsidiary.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than the Company) that is licensed to the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, event, effect, facts, development, circumstance or occurrence that, individually or in the aggregate with any other change, event, effect, fact, development, circumstance or occurrence, has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following (or the effect of any of the following) shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a “Company Material Adverse Effect”: any change, event, effect, fact, development, circumstance or occurrence from, or resulting from, (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws or GAAP or any interpretation thereof, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company or any Company Subsidiary primarily operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) to the extent that its purpose is to address the consequences resulting from the execution, public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by the Company and its Subsidiaries to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (provided that the underlying facts and circumstances resulting in such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19 and any COVID-19 Measures) or quarantines, acts of God or other natural disasters or force majeure or other comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants operating in the industries or markets in which the Company or any Company Subsidiary operates.

“Company Note Conversion” has the meaning set forth in the recitals to this Agreement.

“Company Option” means, as of any determination time, each option to purchase Company Class B Common Stock that is outstanding and unexercised, whether granted under the Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Company or any Company Subsidiary.

“Company Product” means all products or services, including (a) machines, systems, raw materials and consumable materials, (b) Software products, tools, or applications, in the case of each of clauses (a) and (b), from which the Company or any Company Subsidiary is currently deriving revenue from the sale, license, subscription, provision, support or maintenance thereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by the Company or any Company Subsidiary.

“Company Related Party” has the meaning set forth in Section 3.21.

“Company Related-Party Transactions” has the meaning set forth in Section 3.21.

“Company Revenue”, with respect to any fiscal period ending after the Effective Time, means the consolidated revenues of SportsMap and its Subsidiaries, including the Surviving Company, as set forth in SportsMap’s audited consolidated statement of operations for such period, excluding the direct impact, if any, of (a) the disposition of any of the Company’s or any of its Subsidiaries’ business units or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or of such business units, or (b) the acquisition of any business unit or the assets constituting all or substantially all of any business unit other than an acquisition made at a enterprise value/last-twelve-months revenue multiple of less than 5.0.

“Company Securities” means, collectively, the Company Common Stock and the Company Options outstanding immediately prior to the Effective Time (after giving effect to the Company Note Conversion).

“Company Stockholders” means, collectively, the holders of Company Common Stock as of any determination time prior to the Effective Time.

“Company Stockholders Agreement” means that certain Stockholders Agreement, dated August 10, 2020, by and among the Company, Gary Strahan and Villard Capital, LLC.

“Company Subsidiary” has the meaning set forth in Section 3.2(a).

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement, dated as of July 27, 2022, by and between SportsMap and the Company.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, clearance, consent, approval or waiting period expiration or termination to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” means any legally binding agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or other directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Policy” has the meaning set forth in Section 5.13(c).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Dissenting Stockholder” has the meaning set forth in Section 2.7.

“DPA” has the meaning set forth in Section 3.23(f).

“Earnout Period” means the period beginning on the date that is six (6) months after the Closing Date and ending on December 31, 2024.

“Earnout Pre-Closing Company Securityholders” has the meaning set forth in Section 2.3(b).

“Earnout Pro Rata Share” means, with respect to each Earnout Pre-Closing Company Securityholder, a percentage equal to the quotient of (a) the sum of (i) the aggregate number of shares of Company Common Stock that are held by such Earnout Pre-Closing Company Securityholder immediately prior to the Effective Time (after giving effect to the Company Note Conversion) plus (ii) the aggregate maximum number of shares of Company Class B Common Stock that would be issuable assuming the exercise in full immediately prior to the Effective Time, of all Participating Company Options, other than Forfeited Company Options, that are held by such Earnout Pre-Closing Company Securityholder (on a net exercise basis, settled in the applicable number of Company Class B Common Stock, rounded down to the nearest whole share) immediately prior to the Effective Time; divided by (b) the sum of (i) the aggregate number of shares of Company Common Stock that are held by all Earnout Pre-Closing Company Securityholders immediately prior to the Effective Time (after giving effect to the Company Note Conversion), plus (ii) the aggregate maximum number of shares of Company Class B Common Stock that would be issuable assuming exercise in full immediately prior to the Effective Time of all Participating Company Options, other than Forfeited Company Options, that are held by all Earnout Pre-Closing Company Securityholders (on a net exercise basis, settled in the applicable number of Company Class B Common Stock, rounded down to the nearest whole share) immediately prior to the Effective Time.

“Earnout Shares” has the meaning set forth in Section 2.3(a).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each pension, retirement, equity or equity-based compensation, profit sharing, savings, bonus, incentive, commission, employment, consulting, stock option or stock purchase, severance, change in control, retention, deferred compensation, welfare, accident, disability, health, salary continuation, vacation, sick pay or paid time off, and any other benefit or compensatory plan, program, policy, agreement, arrangement, or Contract (whether or not written) that the Company or any Company Subsidiary maintains, sponsors or contributes to, or under or with respect to which the Company or any Company Subsidiary has any potential or actual Liability, in each case for the benefit of any current or former employee, director or individual consultant (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary, and in each case excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by a Governmental Entity or that is a Multiemployer Plan.

“Environmental Laws” means all Laws concerning (a) pollution or protection of the environment or public or worker health or safety (to the extent relating to exposure to Hazardous Substances) or (b) concerning the presence of, exposure to, or manufacture, use, storage, recycling, treatment, generation, discharge, transportation, processing, disposal, or remediation of any Hazardous Substances. The term “Environmental Laws” includes, without limitation, the following federal statutes, as well as any state or local counterparts: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Equity Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $100,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.6(a).

“Exchange Documentation” has the meaning set forth in Section 2.6(d).

“Exchange Fund” has the meaning set forth in Section 2.6(b).

“Exchange Ratio” means (a) the Aggregate Share Consideration divided by (b) the Participating Fully Diluted Shares Outstanding.

“Exchanged Option” has the meaning set forth in Section 2.2(a).

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Forfeited Company Option” means, to the extent all or any portion of an Exchanged Option is forfeited after the Effective Time and prior to the Triggering Event (or the date on which a SportsMap Sale occurs), any shares of Company Class B Common Stock underlying the Company Option that relates to such Exchanged Option or such portion of the Exchanged Option.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Government Contract” means any Contract (a) between the Company or any Company Subsidiary and any Governmental Entity, or (b) by or between the Company or any Company Subsidiary as a subcontractor at any tier and any other Person, including resellers and distributors, in connection with any Contract with a Governmental Entity.

“Governmental Entity” means any, whether in the United States or otherwise, (a) multinational, national, federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, legislature or entity and any court or other judicial body or tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Government Proposal” means an application, bid, quote, tender, offer or proposal which, if accepted, would result in a Government Contract.

“Governmental Sponsor” means any (a) Governmental Entity or (b) university, college, other educational institution, research center, nonprofit organization, or private source.

“Hazardous Substance” means (a) any material, substance or waste that is listed, defined, or regulated as a “hazardous substance,” “hazardous waste,” “toxic substance,” “hazardous material,” or word of similar import or regulatory effect under Environmental Laws; and (b) petroleum products or byproducts, including derivatives and fraction thereof, asbestos, lead-based paint, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radioactive materials, and toxic mold.

“Healthcare Laws” means all healthcare Laws pertaining to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing, distribution, importation, exportation, use, handling, quality, approval, packaging, labeling, marketing, pricing, promotion or sale of medical devices, including (but not limited to) (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et. seq.); (ii) all Laws relating to any federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal false statements law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), and any comparable fraud and abuse laws promulgated by any Governmental Entity, the Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act) statutes; (iii) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h) and similar state or foreign Laws related the reporting of manufacturer payments or transfers of value to health care professionals; and (iv) the regulations promulgated under such Laws.

“Incentive Stock Option” means a Company Option intended to be an “incentive stock option” (as defined in Section 422 of the Code).

“Indebtedness” means, as of any time, without duplication, with respect to any Person, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any costs, fees and expenses arising thereunder due upon repayment thereof) in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money (including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness), (b) the principal of and premium (if any) other obligations evidenced by any note, bond, debenture or other debt security, loans, credit agreements and similar instruments (c) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (d) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (e) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (f) capitalized lease obligations under GAAP, (g) the termination value of derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (h) any of the obligations of any other Person of the type referred to in clauses (a) through (h) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, jointly or severally.

“Intellectual Property Rights” means all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing, as well as any other applications claiming priority to any of the foregoing worldwide (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names, social media accounts and handles, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and other works of authorship (whether or not copyrightable), copyrightable works, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice), and confidential information (collectively, “Trade Secrets”); (e) rights in or to Software; (f) any other intellectual property rights of any kind or description, whether registered or unregistered, worldwide; and (g) all legal rights arising from items (a) through (f)), including the right to prosecute, enforce, and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin, and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.18.

“ITAR” means the International Traffic in Arms Regulations (22 CFR 120-130).

“Key Company Personnel” means Steve Winch, Peter Baird, Jeff Guida and Gary Strahan.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any federal, state or local statute, law (including common law), act, ordinance, treaty, rule, code, regulation, Order, or other binding directive issued, promulgated or enforced by, in each case, any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.20(b).

“Letter of Transmittal” has the meaning set forth in Section 2.6(c).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lock-Up Agreement” has the meaning set forth in the recitals to this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Permits” has the meaning set forth in Section 3.7.

“Merger” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Nasdaq” means The Nasdaq Global Market.

“National Exchange” means any of The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, The New York Stock Exchange or the NYSE American.

“OFAC” has the meaning set forth in the definition of Sanctioned Person.

“Off-the-Shelf Software” means any Software that is made generally available to the public on a commercial basis and is licensed to the Company or any Company Subsidiary on a non-exclusive basis under standard terms and conditions.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other SportsMap Stockholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of shares of SportsMap Common Stock entitled to vote thereon, whether in person or by proxy at the SportsMap Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SportsMap and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Out-of-the-Money Company Option” means any Company Option that is outstanding immediately prior to the Effective Time and has a per-share exercise price equal to or greater than (i) the Adjusted Equity Value, divided by (ii) the Participating Fully Diluted Shares Outstanding.

“Participating Company Option” means any Company Option (whether a Vested Company Option or an Unvested Company Option) that is not an Out-of-the-Money Company Option.

“Participating Fully Diluted Shares Outstanding” means (a) the aggregate number of shares of Company Common Stock (after giving effect to the Company Note Conversion) outstanding immediately prior to the Effective Time (other than Company Common Stock held by the Company which is to be cancelled and retired in accordance with Section 2.1(i)), plus (b) the aggregate maximum number of shares of Company Class B Common Stock that would be issuable assuming the exercise in full, immediately prior to the Effective Time, of all Participating Company Options outstanding immediately prior to the Effective Time.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, certificates, exemptions, or waivers issued by a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) of record affecting title to such real property that do not prohibit or materially interfere with the Company’s or any of its Subsidiaries’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the business of the Company or any of the Company Subsidiaries and do not prohibit or materially interfere with the Company’s or any of its Subsidiaries’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable; (f) grants by the Company or any of its Subsidiaries of non-exclusive rights in Intellectual Property Rights in the ordinary course of business; and (g) other Liens that are not, individually or in the aggregate, material to the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information controlled by the Company or any Company Subsidiary that identifies any natural Person and/or any such information as may be defined as constituting “personal data,” “personal information,” “nonpublic personal information,” as they are used in applicable Privacy Laws.

“PIPE Financing” has the meaning set forth in Section 5.2.

“Post-Closing SportsMap Certificate of Incorporation” has the meaning set forth in Section 2.1(e).

“Pre-Closing SportsMap Stockholders” means the holders of SportsMap Common Stock as of any determination time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.22(b).

“Privacy and Security Requirements” means any of the following to the extent relating to the Processing of Personal Data, privacy, data protection: (a) all applicable Laws related to data privacy or data security of Personal Data, including Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d - d-8), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. § 17935) (“Privacy Laws”); and (b) material provisions of Contracts concerning data privacy or data security of Personal Data to which the Company or a Company Subsidiary is legally bound.

“Proceeding” means any lawsuit, litigation, action, audit, examination or investigation, claim, complaint, charge, proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending in court or arbitration or by, before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Proxy Statement” has the meaning set forth in Section 5.7(a).

“Public Software” means any Software that is licensed pursuant to: (i) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (ii) any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.18.

“Real Property Leases” means all leases, sub-leases, licenses, concessions or other agreements, in each case, pursuant to which the Company or any Company Subsidiary leases, sub-leases or otherwise uses or occupies any Leased Real Property.

“Registered Intellectual Property” means all Intellectual Property Rights that are subject to a registration or pending application.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Representatives” means (a) with respect to any Party or other Person (in each case, other than the Company prior to the Closing), such Party’s or Person’s, as applicable, Affiliates and its and such Affiliates’ respective directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives, and (b) with respect to the Company prior to the Closing, the Company’s Affiliates and the Company’s and its Affiliates’ respective equityholders, directors, officers, employees, members, owners, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Governing Document Proposal” has the meaning set forth in Section 5.8.

“Required SportsMap Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of shares of SportsMap Common Stock entitled to vote thereon, whether in person or by proxy at the SportsMap Stockholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of SportsMap and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Equity Plan Proposal, the Required Governing Document Proposal, each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto, and each other proposal reasonably agreed to by SportsMap and the Company as necessary in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

“Sanctioned Country” means any country or region that is the subject or target of country-wide or territory-wide Sanctions and Export Control Laws (as of the date of this Agreement: Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means (a) a Person who is on the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury’s List of Specially Designated Nationals and Blocked Persons or any other list of Persons who are the subject of U.S. sanctions administered by the Office of Foreign Assets Control or any other U.S. federal agency, including but not limited to OFAC’s Non-SDN Chinese Military-Industrial Complex Companies List; (b) OFAC’s Sectoral Sanctions Identifications List, (c) any legal entity that is, directly or indirectly, 50%-or-more owned by one or more Persons identified in the foregoing subparagraph (a) or (c); (d) the government of Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, or Syria or any Person who is a national or resident thereof or domiciled or headquartered therein; or (e) a Person on the Bureau of Industry and Security Denied Persons List, Entity List, Military End Use, or Unverified List; (f) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity 50% or more owned or controlled by, any of the Persons identified in any of the foregoing subparagraphs (a), (b), (c), or (d).

“Sanctions and Export Control Laws” means any applicable U.S. or non-U.S. Law (except to the extent inconsistent with U.S. law) related to (a) import and export controls, including the U.S. Export Administration Regulations, the ITAR, the EU Dual-Use Regulation (428/2009), the UK’s Export Control Order 2008, or such other controls administered by the U.S. Customs and Border Protection or the Bureau of Industry and Security of the U.S. Department of Commerce, (b) economic or trade sanctions administered by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, the European Union, any European Union Member State, the United Nations, or His Majesty’s Treasury of the United Kingdom, or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the SportsMap Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Clearance” has the meaning set forth in Section 5.7(a).

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, applications and software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code or executable code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“SportsMap” has the meaning set forth in the introductory paragraph to this Agreement.

“SportsMap Acquisition Proposal” means (a) any transaction or series of related transactions under which SportsMap or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets, Equity Securities or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in SportsMap or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a SportsMap Acquisition Proposal.

“SportsMap Board” has the meaning set forth in the recitals to this Agreement.

“SportsMap Board Recommendation” has the meaning set forth in Section 5.8.

“SportsMap Common Stock” means, at all times prior to the Effective Time, SportsMap common stock, par value $0.0001 per share.

“SportsMap D&O Persons” has the meaning set forth in Section 5.12(a).

“SportsMap Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by SportsMap on the date of this Agreement.

“SportsMap Equity Incentive Plan” has the meaning set forth in Section 5.19.

“SportsMap Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to the Company or any Company Stockholder pursuant to the terms of this Agreement or any Ancillary Document) by any SportsMap Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents, or other agents or service providers of any SportsMap Party, (b) any Tax payable pursuant to Section 4501(a) of the Code as a result of the SportsMap Stockholder Redemption, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to a SportsMap Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, SportsMap Expenses shall not include any Company Expenses.

“SportsMap Financial Statements” means all of the financial statements of SportsMap included in the SportsMap SEC Reports.

“SportsMap Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3 (Consents and Requisite Governmental Approvals; No Violations); Section 4.4 (Brokers) and Section 4.6 (Capitalization of the SportsMap Parties).

“SportsMap Liabilities” means, as of any determination time, the aggregate amount of Liabilities that are actually due and payable by the SportsMap Parties as of such time. Notwithstanding the foregoing or anything to the contrary herein, SportsMap Liabilities shall not include (a) any SportsMap Expenses, (b) any Liabilities of the SportsMap Parties that have been paid or otherwise satisfied or (c) any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing.

“SportsMap Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, is reasonably likely to, individually or in the aggregate, prevent or materially delay (or has so prevented or materially delayed) the ability of any SportsMap Party to consummate the Merger in accordance with the terms of this Agreement.

“SportsMap New Common Stock” means, at all times at or after the Effective Time, SportsMap’s common stock, par value $0.0001 per share.

“SportsMap Parties” means, together, SportsMap and Merger Sub.

“SportsMap Related Party” has the meaning set forth in Section 4.9.

“SportsMap Related-Party Transactions” has the meaning set forth in Section 4.9.

“SportsMap Sale” means the occurrence of any of the following events (which, for the avoidance of doubt, shall not include the transactions contemplated hereby): (a) any Person, or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision thereto, is or becomes the beneficial owner, directly or indirectly, of securities of SportsMap representing more than fifty percent (50%) of the combined voting power of SportsMap’s then outstanding voting securities; (b) the consummation of a merger or consolidation of SportsMap with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the SportsMap Board immediately prior to such merger or consolidation do not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of SportsMap immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or (c) the shareholders of SportsMap approve a plan of complete liquidation or dissolution of SportsMap or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by SportsMap of all or substantially all of the assets of SportsMap and its Subsidiaries, taken as a whole, other than such sale or other disposition by SportsMap of all or substantially all of the assets of SportsMap and its Subsidiaries, taken as a whole, to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of SportsMap in substantially the same proportions as their ownership of SportsMap immediately prior to such sale.

“SportsMap SEC Reports” has the meaning set forth in Section 4.7.

“SportsMap Share Value” means $10.00.

“SportsMap Sponsor” has the meaning set forth in the recitals to this Agreement.

“SportsMap Stockholder Approval” means, collectively, the Required SportsMap Stockholder Approval and the Other SportsMap Stockholder Approval.

“SportsMap Stockholder Redemption” means the right of the holders of SportsMap Common Stock to redeem all or a portion of their SportsMap Common Stock (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of SportsMap.

“SportsMap Stockholders Meeting” has the meaning set forth in Section 5.8.

“SportsMap Warrants” means each warrant to purchase one share of SportsMap Common Stock at a price of $11.50 per share, subject to adjustment.

“Stock Price Level” has the meaning set forth in the definition of Triggering Event.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Company” has the meaning set forth in Section 2.1(a).

“Tax” means any United States federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatsoever, whether disputed or not, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Proceeding” has the meaning set forth in Section 3.18(c).

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any amendment of any of the foregoing.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means any National Exchange on which the SportsMap Common Stock is listed for trading.

“Transaction Litigation” has the meaning set forth in Section 5.2(f).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Triggering Event” means the occurrence of either of the following events:

(a)            a $12.50 Stock Price Level during the Earnout Period; or

(b)            Company Revenue of $68,500,000 during the fiscal year ending on December 31, 2024.

The Stock Price Level described above shall be equitably adjusted for any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification, recapitalization or similar equity restructuring transaction or any changes in the SportsMap Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving SportsMap, and the applicable “Stock Price Level” will be considered achieved when, but only when, the volume-weighted average price of SportsMap Common Stock is greater than or equal to the applicable threshold over any twenty (20) Trading Days within any thirty (30) consecutive Trading Days during the specified time period.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid SportsMap Expenses” means the SportsMap Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar foreign, state or local Laws.

Article 2.
MERGER

Section 2.1.           The Merger; Effects of the Merger.

(a)            On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time on the Closing Date, Merger Sub shall merge with and into the Company (the “Merger”). Upon consummation of the Merger, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and a wholly-owned subsidiary of SportsMap.

(b)            At the Closing, the Parties shall cause a certificate of merger, in a form reasonably satisfactory to the Company and SportsMap (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by SportsMap and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c)            The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(d)            At the Effective Time, the Governing Documents of the Surviving Company shall be amended to be the Governing Documents of Merger Sub (which shall be in the forms mutually agreed to by SportsMap and the Company), except that all references therein to Merger Sub shall be deemed to be references to the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e)            At the Effective Time, the Governing Documents of SportsMap shall, subject to obtaining the Required SportsMap Stockholder Approval, be amended and restated substantially to the forms attached hereto as Exhibit C and Exhibit D (with such changes as may be agreed in writing by SportsMap and the Company), respectively, and such shall be the certificate of incorporation (the “Post-Closing SportsMap Certificate of Incorporation”) and bylaws of SportsMap until thereafter amended as provided therein and under the DGCL.

(f)            At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.001, of the Surviving Company.

(h)            At the Effective Time (and, for the avoidance of doubt, following the Company Note Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person or the Company Equityholders or the holders of any shares of capital stock of SportsMap or Merger Sub, each share of Company Common Stock (including Company Common Stock issued in the Company Note Conversion), excluding any Dissenting Shares and the Company Common Stock cancelled and extinguished pursuant to Section 2.1(i), issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into the right to receive such number of shares of SportsMap Common Stock equal to the Exchange Ratio. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock except as otherwise expressly provided for herein or under applicable Law.

(i)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock shall be automatically cancelled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2.           Treatment of Company Options.

(a)            At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.2(d)), each Participating Company Option shall be converted into an option to purchase a number of shares of SportsMap Common Stock upon substantially the same terms and conditions (but taking into account any accelerated vesting provided for in the Company Equity Plan or in any award agreement by reason of this Agreement or the transactions contemplated hereby) as are in effect with respect to such Participating Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (such option, an “Exchanged Option”), except that (i) each such Exchanged Option shall represent the right to purchase that whole number of shares of SportsMap Common Stock (rounded down to the nearest whole number) equal to (A) the number of shares of Company Class B Common Stock subject to such Participating Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, and (ii) the exercise price per share for each such Exchanged Option (rounded up to the nearest whole cent) shall be equal to (A) the exercise price per share of such Participating Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio. The conversion of the Participating Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Participating Company Options for purposes of Section 409A or Section 424 of the Code. As of the Effective Time, all Participating Company Options shall no longer be outstanding and each holder of an Exchanged Option will cease to have any rights with respect to such Participating Company Options except as set forth herein. Each holder of an Exchanged Option as of immediately following the Effective Time (but excluding any Forfeited Company Option) shall also be entitled to receive its Earnout Pro Rata Share of any Earnout Shares if the Triggering Event occurs or is deemed to occur in accordance with Section 2.3.

(b)            Each Out-of-the-Money Company Option shall be cancelled and terminated at the Effective Time without any payment of consideration therefor.

(c)            Following the Effective Time, no new awards will be granted under the Company Equity Plan.

(d)            Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions (including adopting resolutions by the Company Board or a committee thereof) under the Company Equity Plan or other applicable instruments under the underlying grant, award, warrant or similar agreement or otherwise to give effect to the provisions of this Section 2.2. Prior to such adoption, the Company will provide SportsMap with drafts of, and a reasonable opportunity to comment on, all such resolutions.

Section 2.3.           Earnout.

(a)            Prior to or contemporaneously with the Closing, SportsMap shall reserve for issuance 2,400,000 shares of SportsMap Common Stock (equitably adjusted for any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the SportsMap Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving SportsMap) (as adjusted, the “Earnout Shares”), and shall maintain the reservation for issuance of such Earnout Shares until the earlier of the issuance of such Earnout Shares or the end of the Earnout Period, in each case, in accordance with the terms of this Section 2.3.

(b)            Except as otherwise provided in Section 2.3(c), as additional consideration for the Merger, within fifteen (15) Business Days after the occurrence of a Triggering Event during the Earnout Period, SportsMap shall issue to each Company Equityholder, in each case as of immediately prior to the Effective Time (other than holders of Dissenting Shares, if any, and Forfeited Company Options) (collectively, the “Earnout Pre-Closing Company Securityholders”), the number of shares of SportsMap Common Stock equal to (x) such Earnout Pre-Closing Company Securityholder’s Earnout Pro Rata Share multiplied by (y) 2,400,000 (equitably adjusted for any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the SportsMap Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving SportsMap). Notwithstanding anything to the contrary contained herein, (i) in no event shall SportsMap be required under this Section 2.3 to issue an aggregate number of Earnout Shares in excess of 2,400,000 shares of SportsMap Common Stock (equitably adjusted for any subdivision, stock split, reverse stock split, stock dividend, combination, reclassification or similar equity restructuring transaction or any changes in the SportsMap Common Stock as a result of a merger, consolidation, reorganization, recapitalization, business combination or similar transaction involving SportsMap, and not taking into account the effects of rounding applied in accordance with this Section 2.3) and (ii) at the end of the Earnout Period, the Earnout Pre-Closing Company Securityholders shall have no further right to receive any portion of any Earnout Shares that have not been issued or are not then issuable to Earnout Pre-Closing Company Securityholders in accordance with this Section 2.3.

(c)            Any issuances of Earnout Shares shall be treated as an adjustment to the Aggregate Share Consideration for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

(d)            The right of the Earnout Pre-Closing Company Securityholders to receive the Earnout Shares (i) is solely a contractual right, will not be evidenced by a certificate or other instrument and does not constitute a security, (ii) may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than upon written notice to SportsMap pursuant to a Permitted Transfer, and (iii) does not give the Earnout Pre-Closing Company Securityholders any right to receive interest payments. For purposes of this Agreement, “Permitted Transfer” means: (A) a transfer on death by will or intestacy; (B) a transfer by instrument to an inter vivos or testamentary trust for beneficiaries upon the death of the trustee; (C) a transfer made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (D) a transfer by a partnership or limited liability company through a distribution to its partners or members, as applicable, in each case without consideration; (E) a transfer made by operation of Law (including a consolidation or merger) or as pursuant to the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity or (F) a transfer by an Earnout Pre-Closing Company Securityholder that is a venture capital or investment fund to an Affiliate.

(e)            There is no guarantee or other assurance of any kind that any Earnout Shares will be payable hereunder (regardless of any projections, models, forecasts or any other financial data generated by, or provided to, the Company, SportsMap or their respective Affiliates or Representatives). SportsMap shall have sole discretion with regard to all matters relating to the operation of the Company and its businesses and shall have no express or implied obligation to take any action, or omit to take any action, to seek to maximize the number of Earnout Shares issuable to the Earnout Pre-Closing Company Securityholders or cause the Triggering Events to be satisfied.

(f)            If, during the Earnout Period, SportsMap consummates a SportsMap Sale that will result in the holders of SportsMap Common Stock receiving a per-share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such SportsMap Common Stock, as determined in good faith by the SportsMap Board) equal to or in excess of the applicable Stock Price Level required in connection with any Triggering Event, then immediately prior to the consummation of such SportsMap Sale (i) if no triggering event has occurred prior to the consummation of such SportsMap Sale, any Triggering Event at such Stock Price Level shall be deemed to have occurred and (ii) SportsMap shall issue the applicable Earnout Shares to the applicable Earnout Pre-Closing Company Securityholders in accordance with their respective Earnout Pro Rata Share, and (iii) subject to the terms and on the conditions of such SportsMap Sale, as determined by SportsMap in its sole discretion (provided that the Earnout Pre-Closing Company Securityholders and/or the Earnout Shares (as applicable) shall be treated no less favorably than, and shall be subject to terms and conditions that are no more restrictive than those applicable to, any other holder of SportsMap Common Stock and/or shares of SportsMap Common Stock participating in such SportsMap Sale), such Earnout Pre-Closing Company Securityholders shall be eligible to participate in such SportsMap Sale with respect to such Earnout Shares. If, during the Earnout Period, there is a SportsMap Sale that will result in the holders of SportsMap Common Stock receiving a per-share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such SportsMap Common Stock, as determined in good faith by the SportsMap Board) that is less than any applicable Stock Price Level required in connection with any Triggering Event that has not previously occurred (and no Triggering Event has occurred as of such time), then this Section 2.3 shall terminate and no Earnout Shares shall be issuable hereunder with respect to any such Triggering Event(s) in connection with or following completion of the SportsMap Sale.

Section 2.4.           Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as SportsMap and the Company may agree in writing.

Section 2.5.           Allocation Schedule.

(a)            At least three (3) Business Days prior to the Closing Date, the Company shall deliver to SportsMap and the Exchange Agent an allocation schedule (the “Allocation Schedule”) setting forth, as of the date thereof:

(i)             (A) the number of shares of Company Common Stock held by each Company Stockholder (after giving effect to the Company Note Conversion), and (B) the number of shares of Company Class B Common Stock subject to each Company Option held by each holder thereof;

(ii)            in the case of the Company Options, the exercise (or similar) price and, if applicable, the expiration (or similar) date;

(iii)           (A) the Exchange Ratio; (B) the portion of the Aggregate Share Consideration (specifying the number of shares of SportsMap Common Stock) allocated to each share of Company Common Stock pursuant to Section 2.1(h) based on the Exchange Ratio (including, for the avoidance of doubt, the number of shares of Company Common Stock that would be allocated to any such Company Common Stock pursuant to Section 2.1(h) but for such shares of Company Common Stock being Dissenting Shares), and (C) the portion of the Aggregate Share Consideration allocated to each Participating Company Option pursuant to Section 2.2(a), as well as, in the case of each of clauses (A) through (C), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);

(iv)           each Company Stockholder that is a Dissenting Stockholder and the number of shares of Company Common Stock held by such Company Stockholder that are Dissenting Shares;

(v)            with respect to each Company Equityholder (after giving effect to the Company Note Conversion), the aggregate number of shares of SportsMap Common Stock issuable to such Company Equityholder based on allocations with respect to each class and type of Company Security held by such Company Equityholder, as set forth in Section 2.5(a)(iii);

(vi)           the estimated number of Earnout Shares issuable to each Earnout Pre-Closing Company Securityholder (after giving effect to the Company Note Conversion) upon the occurrence of the Triggering Event; and

(vii)          a certification, duly executed by the chief executive officer of the Company, that the information and calculations delivered pursuant to clauses (i) through (vi) of this Section 2.5(a) are, and will be as of immediately prior to the Effective Time, (A) true and correct in all respects, (B) in accordance with the applicable provisions of this Agreement, the Governing Documents of the Company, the Company Stockholders Agreement and applicable Laws, and (C) in the case of the Participating Company Options, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Participating Company Option.

The Company will review and incorporate any comments on or changes to the Allocation Schedule provided by SportsMap or any of its Representatives prior to the Effective Time.

(b)            Notwithstanding the foregoing or anything to the contrary herein, the SportsMap Parties and the Exchange Agent will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement or under the Exchange Agent Agreement, as applicable, and upon delivery, payment and issuance of the Aggregate Share Consideration on the Closing Date to the Exchange Agent, SportsMap and its respective Affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement (including with respect to the Aggregate Share Consideration), and none of them shall have (i) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement (including with respect to the Aggregate Share Consideration), or (ii) any Liability with respect to the allocation of the consideration under this Agreement, and the Company and the Company Equityholders hereby irrevocably waive and release SportsMap and its Affiliates (and, on and after the Closing, the Company and its Affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Aggregate Share Consideration, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.

Section 2.6.           Company Stockholder Deliverables.

(a)            At least three (3) Business Days prior to the Closing Date, SportsMap shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) (it being understood and agreed, for the avoidance of doubt, that Continental Stock Transfer & Trust Company (or any of its Affiliates) shall be deemed to be acceptable to the Company) and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of exchanging Certificates, if any, representing shares of Company Common Stock and each share of Company Common Stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Aggregate Share Consideration issuable in respect of such shares of Company Common Stock pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. The Company shall reasonably cooperate with SportsMap and the Exchange Agent in connection with the appointment of the Exchange Agent, the entry into the Exchange Agent Agreement (including, if necessary or advisable, as determined in good faith by SportsMap, by also entering into the Exchange Agent Agreement in the form agreed to by SportsMap and the Exchange Agent) and the covenants and agreements in this Section 2.6 (including the provision of any information, or the entry into any agreements or documentation, necessary or advisable, as determined in good faith by SportsMap, or otherwise required by the Exchange Agent Agreement for the Exchange Agent to fulfill its duties as the Exchange Agent in connection with the transactions contemplated hereby).

(b)            At the Effective Time, SportsMap shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of shares of SportsMap Common Stock in book-entry form representing the portion of the Aggregate Share Consideration issuable pursuant to Section 2.1(h) in exchange for the shares of Company Common Stock outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Aggregate Share Consideration issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c)            Reasonably promptly after the Effective Time (and in any event within two (2) Business Days thereafter), SportsMap shall send or shall cause the Exchange Agent to send, to each record holder of Company Common Stock as of immediately prior to the Effective Time, whose shares of Company Common Stock were converted pursuant to Section 2.1(h) into the right to receive a portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h), a letter of transmittal and instructions (which letter of transmittal will be in customary form) for use in such exchange (each, a “Letter of Transmittal”); provided, however, that the Exchange Agent shall not be required to deliver a Letter of Transmittal to any holder of Company Common Stock that has delivered a Letter of Transmittal with respect to its shares of Company Common Stock to the Exchange Agent at least two (2) Business Days prior to the Closing Date.

(d)            Each holder of Company Common Stock that has been converted into the right to receive a portion of the Aggregate Share Consideration pursuant to Section 2.1(h) shall be entitled to receive such portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h) and as set forth in the Allocation Schedule and upon receipt of a duly completed and validly executed Letter of Transmittal with respect to such holder’s shares of Company Common Stock and such other documents as may reasonably be requested by the Exchange Agent (collectively, the “Exchange Documentation”). Promptly following delivery of such holder’s Exchange Documentation, the Exchange Agent will deliver to the holder of such shares of Company Common Stock in exchange therefor such holder’s portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h) and as set forth in the Allocation Schedule; provided, however, that if the holder of Company Common Stock delivers to the Exchange Agent the Exchange Documentation with respect to such holder’s shares of Company Common Stock at least two (2) Business Days prior to the Closing Date, the Exchange Agent shall deliver to the holder of such shares of Company Common Stock in exchange therefor such holder’s portion of the Aggregate Share Consideration as determined pursuant to Section 2.1(h) and as set forth in the Allocation Schedule covered by such Exchange Documentation on the Closing Date or as promptly as practicable thereafter. Such shares of Company Common Stock shall forthwith be cancelled.

(e)            If any portion of the Aggregate Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred share of Company Common Stock in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Aggregate Share Consideration that, in addition to any other requirements set forth in the Exchange Agent Agreement, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such share of Company Common Stock in book-entry form shall be properly transferred, and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer or similar Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or share of Company Common Stock in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer or similar Taxes have been paid or are not payable.

(f)            No interest will be paid or accrued on the Aggregate Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each share of Company Common Stock (excluding any Dissenting Shares and the shares of Company Common Stock cancelled and extinguished pursuant to Section 2.1(i)) shall solely represent the right to receive a portion of the Aggregate Share Consideration to which such share of Company Common Stock is entitled to receive pursuant to Section 2.1(h).

(g)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(h)            Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to SportsMap or as otherwise instructed by SportsMap, and any Company Stockholder who has not exchanged his, her or its shares of Company Common Stock for the applicable portion of the Aggregate Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to SportsMap for the issuance of the applicable portion of the Aggregate Share Consideration, without any interest thereon. None of SportsMap, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Aggregate Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of SportsMap free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7.           Dissenting Stockholder. Notwithstanding anything to the contrary herein, any shares of Company Common Stock for which any Company Stockholder (such Company Stockholder, a “Dissenting Stockholder”) (a) has not voted in favor of the Merger or consented to it in writing and (b) has demanded the appraisal of such shares of Company Common Stock in accordance with, and has complied in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into the right to receive the applicable portion of Aggregate Share Consideration pursuant to Section 2.1(h). From and after the Effective Time, (i) the Dissenting Shares shall be cancelled and extinguished and shall cease to exist and (ii) the Dissenting Stockholders shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Company or any of its Affiliates (including SportsMap); provided, however, that if any Dissenting Stockholder effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then the shares of Company Common Stock held by such Dissenting Stockholder (A) shall no longer be deemed to be Dissenting Shares and (B) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the applicable portion of Aggregate Share Consideration pursuant to Section 2.1(h). Each Dissenting Stockholder who becomes entitled to payment for his, her or its Dissenting Shares pursuant to the DGCL shall receive payment thereof from the Company in accordance with the DGCL. The Company shall give SportsMap prompt notice of any written demands for appraisal of any Company Common Stock, attempted withdrawals of such demands and any other documents or instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the DGCL, and SportsMap shall have the opportunity to participate in all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of SportsMap (prior to the Closing), make any payment or deliver any consideration (including Company Common Stock or SportsMap Common Stock) with respect to, settle or offer or agree to settle any such demands.

Section 2.8.           No Fractional Shares. No certificate, book-entry share or scrip representing fractional shares of SportsMap Common Stock shall be issued upon the surrender for exchange of Company Common Stock or as Earnout Shares, no dividend or distribution of SportsMap shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of SportsMap. Notwithstanding any other provision of this Agreement, (a) all fractional shares of SportsMap Common Stock that a Company Equityholder would otherwise have been entitled to receive pursuant to Section 2.1(h)  will be aggregated and then, if a fractional share of SportsMap Common Stock results from that aggregation, be rounded up to the nearest whole share of SportsMap Common Stock and (b) all fractional shares that an Earnout Pre-Closing Company Securityholder would have been entitled to receive pursuant to Section 2.3  will be aggregated and then, if a fractional share of SportsMap Common Stock results from that aggregation, be rounded up to the nearest whole share of SportsMap Common Stock.

Section 2.9.           Withholding. SportsMap, the Company, the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. Prior to the Effective Time, SportsMap, the Exchange Agent or any other applicable withholding agent, as appropriate, shall provide commercially reasonable notice to the Company upon becoming aware of any such withholding obligation. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). To the extent that amounts are so withheld and remitted to the applicable Tax Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article 3.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the SportsMap Parties as follows:

Section 3.1.           Organization and Qualification.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted in all material respects.

(b)            True and complete copies of the Governing Documents of the Company and the Company Stockholders Agreement have been made available to SportsMap, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Stockholders Agreement are in full force and effect, and the Company is not, in any material respect, in breach or violation of any provision set forth in its Governing Documents or the Company Stockholders Agreement.

(c)            The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the character of the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2.           Subsidiaries and Equity Investments.

(a)            Except for the Subsidiaries of the Company set forth in Section 3.2(a) of the Company Disclosure Schedules (collectively, the “Company Subsidiaries” and each individually a “Company Subsidiary”), the Company does not own, directly or indirectly, have the right to acquire, or have the power to vote, the shares of any capital stock or other Equity Securities of any Person.

(b)            Each Company Subsidiary is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each Company Subsidiary has the requisite corporate or other legal entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect.

(c)            True and complete copies of the Governing Documents of each Company Subsidiary have been made available to SportsMap, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Company Subsidiary are in full force and effect, and no Company Subsidiary is in breach or violation in any material respect of any provision set forth in its Governing Documents.

(d)            Each Company Subsidiary is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the character of the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(e)            All of the outstanding capital stock of, or other voting securities (including voting shares) or equity interests in, each Company Subsidiary, is owned by the Company free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or equity interests). All of the capital stock or equity interests of each Company Subsidiary has been issued in material compliance with all applicable Laws.

(f)            There are no outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) issued by the Company or any Company Subsidiary or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any Company Subsidiary, including any agreement or commitment obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extent or enter into any subscription, warrant, option, convertible security or other right (contingent or otherwise) or other similar agreement or commitment with respect to any Company Subsidiary, or obligating any Company Subsidiary to make any payments pursuant to any stock based or stock related plan or award. No Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person.

Section 3.3.           Capitalization of the Company.

(a)            Section 3.3(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) any applicable expiration (or similar) date, and (D) whether such Company Option is intended to be an Incentive Stock Option. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company, the Company Stockholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreement). Except for the Company Options set forth on Section 3.3(a) of the Company Disclosure Schedules and those either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b) and except as contemplated by this Agreement and the Ancillary Documents, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. Except for the Company Stockholders Agreement, there are no voting trusts, proxies or other Contracts with respect to the voting or transfer of the Company’s Equity Securities.

(b)            (i) Each Company Option has an exercise price at least equal to the fair market value of a share of Company Class B Common Stock on the date such Company Option was granted, (ii) no Company Option has had its grant date “back-dated”, and (iii) all Company Options have been issued in all material respects in compliance with the Company Equity Plan and all applicable Laws and properly accounted for in all material respects in accordance with GAAP.

Section 3.4.           Authority. The Company and each Company Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, as applicable, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Ancillary Documents to which the Company and each Company Subsidiary is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. The execution, delivery and performance of this Agreement and each Ancillary Document and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and the Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Document or the Company’s performance hereunder or thereunder. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity). The Company has obtained and made available to SportsMap a true and correct copy of a written consent approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) duly executed by the Company Class A Stockholders as of the date of this Agreement.

Section 3.5.           Financial Statements; Undisclosed Liabilities.

(a)            The Company has made available to SportsMap a true and complete copy of (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2021 (the “Latest Balance Sheet”), and the related unaudited consolidated statement of income of the Company and the Company Subsidiaries for the year then ended and (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2020, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the year then ended (the financial statements described in clauses (i) and (ii), the “Financial Statements”), which Financial Statements are attached as Section 3.5(a) of the Company Disclosure Schedules. The Financial Statements (including the notes thereto) (A) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments and the absence of notes thereto), (B) fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments and the absence of notes thereto) and (C) were derived from, and accurately reflect in all material respects, the books and records of the Company and the Company Subsidiaries.

(b)            Each of the financial statements or similar reports required to be included in the Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2020 and December 31, 2021, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.18, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject to, in the case of any unaudited financial statements, normal year-end audit adjustments and the absence of notes thereto), (ii) will fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein (subject to, in the case of any unaudited financial statements, normal year-end audit adjustments and the absence of notes thereto), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c)            Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which are Liabilities related to a breach of Contract, breach of warranty, tort, infringement, Proceeding or violation of applicable Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance by the Company or any Company Subsidiary of its covenants or agreements in this Agreement or any Ancillary Document to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any stockholder demand or other stockholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (iv) for Liabilities constituting obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party, and (v) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, neither the Company nor any Company Subsidiary have any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP. Section 3.5(c) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(d)            The Company has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company’s assets. The Company maintains and, for all periods covered by the Financial Statements and the Closing Company Financial Statements, has maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and the Company Subsidiaries, in each case, in all material respects.

(e)            Since January 1, 2020, neither the Company nor any Company Subsidiary has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and the Company Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company and the Company Subsidiaries or (iii) fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiary who have a significant role in the internal controls over financial reporting of the Company and the Company Subsidiaries.

Section 3.6.           Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company or any Company Subsidiary with respect to the Company’s or any such Company Subsidiary’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company or such Subsidiary is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Proxy Statement and the receipt of SEC Clearance and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) the filing of the Certificate of Merger or (iii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b)            None of the execution or delivery by the Company or any Company Subsidiary, to the extent applicable, of this Agreement or any Ancillary Documents to which it is or will be a party, the performance by the Company or any Company Subsidiary of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both), subject to compliance with the matters referred to in Section 3.6(a), (i) result in a violation or breach of any provision of the Company’s or such Company Subsidiary’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which the Company or such Company Subsidiary is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company, any Company Subsidiary or any of their respective properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company or any Company Subsidiary, except, in the case of any of clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7.           Permits. Section 3.7 of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of all Permits held by the Company and each Company Subsidiary that are necessary under applicable Healthcare Laws for the Company and Company Subsidiaries to conduct their business, except where the failure to hold the same would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Company and each Company Subsidiary has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not reasonably be expected to have a Company Material Adverse Effect (the “Material Permits”). Except in each case as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms and (b) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or such Company Subsidiary. Since January 1, 2020, the Company and each Company Subsidiary is, and has been, in compliance in all material respects with the terms of all the Material Permits. To the Company’s knowledge, no event, circumstance, or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company or any Company Subsidiary to be in compliance in all material respects with the terms of the Material Permits.

Section 3.8.           Material Contracts.

(a)           Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company or any Company Subsidiary is, as of the date of this Agreement, a party other than Employee Benefit Plans (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i)             any Contract with a Material Supplier;

(ii)            any Contract relating to Indebtedness of the Company or any Company Subsidiary or to the placing of a Lien (other than a Permitted Lien) on any material assets or properties of the Company or any Company Subsidiary;

(iii)           any Contract under which the Company or any Company Subsidiary is lessee of any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(iv)           any Contract under which the Company is lessor of any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $100,000;

(v)            any joint venture Contract, and any material strategic alliance, profit-sharing, partnership, collaboration, co-promotion, commercialization, or research and development Contract;

(vi)            any Contract with suppliers and/or technical consultants (including those relating to the design, development, manufacture or sale of Company Products) for expenditures paid or payable by the Company in excess of $200,000, in the aggregate, over the twelve (12)-month period ending December 31, 2021;

(vii)           any Contract that, in any material respect, (A) limits or purports to limit the freedom of the Company or any Company Subsidiary to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of SportsMap or any of its Affiliates after the Closing, (B) contains any exclusivity, or “most favored nation” provision, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company or any Company Subsidiary to sell, manufacture, develop or commercialize products, directly or indirectly through third parties, or to solicit any potential employee or customer or that would so limit or purport to limit, in any material respect, SportsMap or any of its Affiliates after the Closing;

(viii)          any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Company Subsidiary in an amount in excess of $200,000 in any twelve (12)-month period;

(ix)             any Contract requiring the Company or any Company Subsidiary to guarantee the Liabilities of any Person (other than the Company or such Company Subsidiary) or pursuant to which any Person (other than the Company or any Company Subsidiary) has guaranteed the Liabilities of the Company, in each case in excess of $100,000;

(x)              any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xi)             any Contract required to be disclosed on Section 3.21 of the Company Disclosure Schedules;

(xii)            any Contract with any Person (A) pursuant to which the Company or any Company Subsidiary may be required to achieve milestones, or to pay earnout, royalties or other contingent payments in excess of $200,000 in any twelve (12)-month period or (B) under which the Company or any Company Subsidiary grants to any Person any right of first refusal, right of first negotiation, option to purchase or option to exclusively license with respect to any Company Product or any Intellectual Property Rights;

(xiii)           any Contract with any Person (A) relating to the licensing of or grant of rights to any material Intellectual Property Rights to the Company or any Company Subsidiary from a third party, including all contracts involving use of, or grant of any material rights to or in, any Company Licensed Intellectual Property by or to the Company or any Company Subsidiaries, other than licenses granted in connection with or implied by the sale of a product or service or licenses or subscriptions for Off-the-Shelf Software or Public Software, (B) relating to the licensing of or grant of rights to any Company Owned Intellectual Property to a third party from the Company or any Company Subsidiary, other than nonexclusive licenses granted in connection with or implied by the sale of a Company Product in the ordinary course of business, (C) relating to the acquisition, ownership or development of any Company Owned Intellectual Property (other than employment, contractor or consulting agreements entered into in the ordinary course of business), (D) that materially affects the Company’s or any Company Subsidiary’s ability to use any material Company Owned Intellectual Property, or (E) requires the Company or any Company Subsidiary to escrow Software owned by it, with respect to subsections (A)-(E) in each case, other than non-disclosure agreements;

(xiv)           any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Company Subsidiary whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $250,000 (including, for the avoidance of doubt, any Contract providing for severance payments or benefits) that requires prior notice of termination of thirty (30) days or longer, (B) providing for any Change of Control Payment, (C) that could result in material Liability to the Company or any Company Subsidiary if terminated or (D) that requires prior notice of termination of thirty (30) days or longer;

(xv)            any Contract for the disposition of any material portion of the equity interests or assets of the Company or any Company Subsidiary or for the acquisition by the Company of any material portion of equity interests or assets of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company or any Company Subsidiary has any material continuing obligation with respect to an “earn-out,” contingent purchase price or other contingent or deferred payment obligation;

(xvi)           any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity, or (C) that imposes any material non-monetary obligations on the Company or any Company Subsidiary (or SportsMap or any of its Affiliates after the Closing);

(xvii)          any material CBA;

(xviii)         any Real Property Lease;

(xix)            any Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices; and

(xx)             any other Contract, the performance of which requires either aggregate payments to or from the Company or any Company Subsidiary in excess of $250,000 over the term of the agreement and, in each case, that is not terminable by the Company or such Company Subsidiary without penalty upon less than thirty (30) days’ prior written notice.

(b)           (i) Each Material Contract is valid and binding on the Company or the Company Subsidiary party thereto, and, to the Company’s knowledge, the counterparties thereto, and is in full force and effect and enforceable in accordance with its terms against the Company or such Company Subsidiary and, to the Company’s knowledge, the counterparties thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity), (ii) the Company or the Company Subsidiary party thereto and, to the Company’s knowledge, the counterparties thereto are not in material breach of, or default under, any Material Contract and (iii) to the Company’s knowledge, no event has occurred that (with or without due notice or lapse of time or both) would result in a material breach of, or default under, any Material Contract by the Company or any Company Subsidiary or, to the Company’s knowledge, the counterparties thereto. Neither the Company nor any Company Subsidiary has received written notice of the intention of any counterparty to any Material Contract to cancel, terminate or modify in any material respect the terms of any such Material Contract, or materially accelerate the obligations of the Company or any Company Subsidiary thereunder. The Company has made available to SportsMap true, correct and complete copies of all Material Contracts in effect as of the date of this Agreement.

Section 3.9.           Government Contracts and Proposals.

(a)           Section 3.9(a) of the Company Disclosure Schedule lists each Government Contract the period of performance of which has not expired or been terminated, which remains subject to audit, or under which the Company or any Company Subsidiary developed Company Owned Intellectual Property, including the Government Contract’s name and number; the name of the other party; the Governmental Entity that is providing the funding (if different from the other contracting party); the total estimated value of the Government Contract; whether the Company or any Company Subsidiary represented itself as a small business under the Government Contract; any other special eligibility for the award: the date the Government Contract was awarded; and the scheduled end date of the Government Contract.

(b)           Section 3.9(b) of the Company Disclosure Schedule lists each Government Proposal pending as of the date of this Agreement, including the solicitation number and name; the Governmental Entity that will provide the funding if the Government Proposal were selected for award; the total estimated value of the proposal; whether the Company or any Company Subsidiary represented itself as a small business in submitting the Government Proposal; any other special eligibility for the award; and the date of the submission of the Government Proposal. If a Government Proposal results in an award before the Closing Date, then the resulting award shall be a Government Contract.

(c)           The Company has made available to SportsMap correct and complete copies of all Government Contracts and Government Proposals listed on Section 3.9(a) or Section 3.9(b) of the Company Disclosure Schedule. All Government Contracts listed in Section 3.9(a) of the Company Disclosure Schedule the period of performance of which has not expired, and which has not been otherwise terminated, constitute valid and binding obligations of the Company or any Company Subsidiary and, to the knowledge of the Company, the other party or parties thereto, and are fully enforceable against the Company or such Company Subsidiary and, to the knowledge of the Company, the other party or parties thereto, in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity).

(d)            Since January 1, 2020, with respect to each Government Contract (i) the Company and its Subsidiaries have complied in all material respects with all contract terms and conditions, (ii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws pertaining to each Government Contract, including, but not limited to, the following Laws to the extent applicable: the False Claims Act, the Contract Disputes Act, the Procurement Integrity Act, the Truthful Cost or Pricing Data Act, the Service Contract Act, the Office of Federal Procurement Policy Act, the Federal Property and Administrative Services Act, the Federal Acquisition Regulation, the Cost Accounting Standards, or any other applicable Law; (iii) all proposal representations and certifications were complete and correct in all material respects as of their effective date, (iv) to the knowledge of the Company, the Company and its Subsidiaries have not submitted any inaccurate information or document to any person, (v) the Company and its Subsidiaries have not received written notice that any option will not be exercised or that any Government Contract will be terminated or that the scope of any Government Contract is likely to be reduced, (vi) all amounts previously charged to or presently carried as chargeable to each Government Contract are allowable under its terms, (vii) the Company and its Subsidiaries are operating in accordance with each Government Contract’s budget, and there are no projected cost overruns, (viii) the Company made available to SportsMap all written past performance evaluations, comments or reviews by any person that were received by or made available to the Company or any Company Subsidiary since January 1, 2020, in connection with any Government Contract, (ix) the Company has made available to SportsMap each draft and final audit report received by the Company or any Company Subsidiary since January 1, 2020, with respect to an audit by a Governmental Entity of any Government Contract or of any indirect cost, other cost or cost accounting practice of the Company, affecting any Government Contract, (x) there are no outstanding disputes or claims involving the Company or any Company Subsidiary arising under or relating to any Government Contract, (xi) all technical data, computer software and computer software documentation (as those terms are defined under applicable Law and the terms of the Government Contract) developed, delivered, or used under or in connection with the Government Contract have been properly and sufficiently marked and protected so that no more than the minimum rights or licenses required under applicable regulations and Government Contract terms, if any, have been afforded to the Governmental Entity and any third parties, (xii) the Company has maintained records that the Company or any Company Subsidiary reasonably believes are sufficient to justify the validity of any markings that assert restrictions on the Governmental Entity’s rights with respect to all such technical data, computer software and computer software documentation, and (xiii) all disclosures, elections, and notices required by applicable regulations and contract terms to protect ownership of inventions developed, conceived or first actually reduced to practice under Government Contracts have been made and provided.

(e)            Since January 1, 2020, with respect to each Government Proposal, (i) the Company and its Subsidiaries have complied in all material respects with all solicitation terms and conditions and applicable Law, (ii) all proposal representations and certifications were complete and correct in all material respects as of their effective date, and (iii) the Company and each Company Subsidiary have not submitted any inaccurate information or document to any person.

(f)            Since January 1, 2020, neither any Governmental Entity nor the Company or any Company Subsidiary has conducted or initiated any internal investigation with respect to any alleged act or omission arising under or relating to a Government Contract or Government Proposal, nor has the Company or any Company Subsidiary made a voluntary disclosure to the Government with respect to any such alleged act or omission.

(g)            Since January 1, 2020, neither the Company nor any of their respective Affiliates or Company Subsidiaries, officers, managers or any “Principal” (as defined in FAR 2.101) of the Company, nor to the knowledge of the Company, any employees of the Company, have been debarred, proposed for debarment or suspended from participation in the award of Government Contracts (it being understood that debarment and suspension do not include ineligibility to bid for certain contracts due to generally applicable bidding requirements); nor have any of the foregoing parties (with respect to employees of the Company, any Company Subsidiary or any of their respective Affiliates) been subject to any indictment, lawsuit, subpoena, civil investigative demand, discovery request, search warrant, document request, administrative proceeding, voluntary disclosure, consent decree, judgment, deferred prosecution agreement, claim, dispute, mediation, arbitration or settlement concerning any material violation of any requirement pertaining to a Government Contract or Government Proposal; nor are any of them (with respect to employees of the Company or any Company Subsidiary to the knowledge of the Company) listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs.

Section 3.10.         Absence of Changes. Since December 31, 2021, (a) no Company Material Adverse Effect has occurred, and (b) except as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company and its Subsidiaries have conducted its business in the ordinary course in all material respects, and (ii) the Company and its Subsidiaries have not taken any action that would require the consent of SportsMap if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b).

Section 3.11.           Litigation. Except as set forth on Section 3.11 of the Company Disclosure Schedules, as of the date of this Agreement and since January 1, 2020, there is no material Proceeding pending or, to the Company’s knowledge, threatened against (a) the Company or any Company Subsidiary, (b) any of the Company’s or any Company Subsidiary’s managers, officers or directors, in their capacity as such, or (c) any of the foregoing in such capacity in a criminal Proceeding. Except as set forth on Section 3.11 of the Company Disclosure Schedules, none of the Company, the Company Subsidiaries, or any of their respective properties or assets is subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries. As of the date of this Agreement, there are (and since January 1, 2020, there have been) no material Proceedings by the Company or any Company Subsidiary pending or threatened against any other Person. To the knowledge of the Company, as of the date of this Agreement, the Company is not aware of any facts or circumstances, that would require the Company or any Company Subsidiary to institute any material Proceeding against any other Person. Except as set forth on Section 3.11 of the Company Disclosure Schedules, there is no unsatisfied judgment or any open injunction binding upon the Company or any Company Subsidiary which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect on the ability of the Company or the Company Subsidiaries to consummate the Transactions.

Section 3.12.           Compliance with Applicable Law.

(a)            The Company and each Company Subsidiary (i) conducts (and since January 1, 2020, has conducted) its business in accordance in all material respects with all Laws applicable to the Company or such Company Subsidiary and, to the knowledge of the Company, is not in violation in any material respect of any such Law, and (ii) since January 1, 2020 has not received any written communications or, to the Company’s knowledge, any other communications from a Governmental Entity that alleges that the Company or such Company Subsidiary is not in compliance in all material respects with any such Law.

(b)            As of the date of this Agreement, there is (and since January 1, 2020, there has been) no material Proceeding against the Company or Company Subsidiaries related to compliance with applicable Healthcare Laws and to the knowledge of the Company, no such Proceedings have been threatened in writing. Except in each case as would not reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, since January 1, 2020, the Company and Company Subsidiaries have not received (i) any written notice from FDA or any other Governmental Entity regarding any regulatory enforcement action against the Company or any Company Subsidiary or any Company Product, including (but not limited to) any written notice of adverse findings, any untitled or warning letters, FDA Form 483 notices of inspectional observations, or (ii) any other written correspondence or notice setting forth alleged violations of applicable Healthcare Laws.

(c)            Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, and to the knowledge of the Company, all Company Products are (and since January 1, 2020, have been) researched, developed, tested, investigated, manufactured, prepared, packaged, labeled, promoted, commercialized, marketed, stored and distributed in compliance in all material respects with all applicable Healthcare Laws.

(d)            To the knowledge of the Company, all preclinical studies and clinical trials conducted by or on behalf of the Company or Company Subsidiaries are being, and have been since January 1, 2020, conducted in all material respects in accordance with all applicable Healthcare Laws.

(e)            No Company Products have been seized, withdrawn, recalled, detained or subject to a suspension, other than in the ordinary course of business, and as of the date of this Agreement, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention or seizure of any Company Product are pending or, to the Company’s knowledge, have been threatened in writing against the Company or any Company Subsidiary, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole.

(f)            Since January 1, 2020, neither the Company nor any of its directors, managers, officers, nor, to the knowledge of the Company, its employees, individual independent contractors or third parties involved in the research or development of Company Products, including licensors, clinical trial investigators, coordinators, or monitors: (i) have been excluded or debarred from any federal healthcare program (including Medicare or Medicaid) or (ii) have received written notice from the FDA, any other Governmental Entity and/or any federal healthcare program with respect to debarment, disqualification or restriction. Since January 1, 2020, neither the Company nor any Company Subsidiary, nor any of their officers or directors, nor, to the knowledge of the Company, any of their employees, agents, third parties or contractors involved in the research or development of Company Products have been convicted of any crime for which (A) debarment is mandated or permitted by 21 U.S.C. § 335a or (B) such Person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act or any similar Healthcare Law. No officer or, to the knowledge of the Company, other employee or agent of the Company or any Company Subsidiary has (i) made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity; (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity; or (iii) committed an act, made a statement or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Entity to refuse to grant a Permit for any Company Product.

(g)            Since January 1, 2020, all reports, documents, and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company involving Company Products have been so filed, maintained or furnished, except where the failure to file, maintain or furnish the same would not reasonably be expected to be, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole. To the knowledge of the Company, all such reports, documents and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing), except where the failure to submit, correct or supplement the same would not reasonably be expected to be, individually or in the aggregate, material to the Company and Company Subsidiaries, taken as a whole.

(h)            The Company and Company Subsidiaries are and, since January 1, 2020, have been in compliance in all material respects with all applicable Healthcare Laws.

Section 3.13.           Employee Plans.

(a)            Section 3.13(a)(i) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans, excluding any Employee Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that is terminable upon no more than thirty (30) days’ notice without further Liability and does not provide any Change of Control Payment or severance. With respect to each Employee Benefit Plan set forth on Section 3.13(a)(i) of the Company Disclosure Schedules, the Company has made available to SportsMap true and complete copies of the following documents, to the extent applicable: (i) the most recent favorable determination or opinion letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (ii) the current plan and trust documents and all amendments thereto (and for any unwritten plan, a summary of the material terms); (iii) the most recent summary plan description and all summaries of material modifications thereto; (iv) the most recent IRS Form 5500 annual report (with all schedules and attachments thereto); and (v) any non-routine and material correspondence with any Governmental Entity since December 31, 2019. Except as set forth in Section 3.13(a)(ii) of the Company Disclosure Schedules, neither the Company nor any Company Subsidiary currently has, nor has the Company or any Company Subsidiary had, the obligation to maintain, establish, sponsor, participate in or contribute to any Employee Benefit Plan or similar compensation or employee benefit arrangement that is subject to any Law of any jurisdiction outside of the United States.

(b)            None of the Company, any Company Subsidiary, or an ERISA Affiliate maintains, sponsors, contributes to or has any obligation to contribute to or has any Liability with respect to or under, or at any time in the six (6) years preceding the date hereof has maintained, sponsored, contributed to, or had any Liability with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Employee Benefit Plan provides and neither the Company nor any Company Subsidiary has any Liabilities or potential obligation to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person, except (A) health continuation coverage pursuant to COBRA or similar Law, for which the recipient pays the full premium cost of coverage, (B) coverage through the end of the calendar month in which a termination of employment occurs, or (C) pursuant to an Employee Benefit Plan listed on Section 3.13(a)(i) of the Company Disclosure Schedules requiring the Company or any Company Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither the Company nor any Company Subsidiary has or is reasonably expected to have any material Liability by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c)            Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination or opinion or advisory letter from the Internal Revenue Service as to its qualification and, to the Company’s knowledge, no events have occurred or circumstances exist that could reasonably be expected to adversely affect such qualified status. Neither the Company nor any Company Subsidiary has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to any material penalty or Tax under the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 and including any guidance issued thereunder, including under Sections 4980H, 4980B, 4980D, 6055, 6056, 6721 or 6722 of the Code.

(d)            Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any Company Subsidiary, each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in operational compliance with, and is in documentary compliance with, Section 409A of the Code.

(e)            Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company or any Company Subsidiary, (i) each Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with its terms and in compliance with the applicable requirements of ERISA, the Code, and other applicable Laws, (ii) all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made in accordance with the terms of the Employee Benefit Plan and in compliance with the requirements of applicable Law, and, to the extent not yet due, have been properly accrued in accordance with GAAP, and (iii) no unfunded Liability exists with respect to any Employee Benefit Plan.

(f)            (i) No event has occurred and no condition exists with respect to any Employee Benefit Plan that could result in a material Tax, penalty or other Liability or obligation of the Company; (ii) there are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits), and there is no fact or circumstance that would reasonably be expected to give rise to any such claim or Proceeding; (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA; and (iv) no breaches of fiduciary duty (as determined under ERISA) by the Company with respect to any Employee Benefit Plan have occurred that, in the case of clauses (i) through (iv), either individually or in the aggregate, could reasonably be expected to result in material liability to the Company or any Company Subsidiary.

(g)            Except as set forth in Section 3.13(g) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee or individual independent contractor or other consultant of the Company or any Company Subsidiary under any Employee Benefit Plan, (ii) increase the amount of any compensation or benefits payable to any current or former director, manager, officer, employee or individual independent contractor or other consultant of the Company or any Company Subsidiary under any Employee Benefit Plan or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits to any current or former director, manager, officer, employee or individual independent contractor or other consultant of the Company or any Company Subsidiary under any Employee Benefit Plan.

(h)            No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) of any of the Company or any Company Subsidiary under any Employee Benefit Plan or otherwise as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could, separately or in the aggregate, be nondeductible under Section 280G of the Code or subjected to an excise tax under Section 4999 of the Code.

(i)            The Company has no obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

Section 3.14.           Environmental Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)            The Company and each Company Subsidiary is, and since January 1, 2020, has been, operating in compliance in all material respects with all Environmental Laws.

(b)            The Company has obtained all material Permits required under applicable Environmental Laws for the operation of the Business as presently conducted, is in compliance in all material respects with the terms and provisions of such Permits, and, to the Company’s knowledge, there are no facts or circumstances, including pending or threatened Proceedings, which would reasonably be expected to give rise to the rescission, cancellation, or early termination of any such material Permit.

(c)            There has been no release of, contamination by, or exposure of any Person to, any Hazardous Substances by the Company at the Leased Real Property or, to the Company’s knowledge, at any property formerly owned, operated, or leased by the Company or any property to which materials generated or used by the Company at the Leased Real Property or any other property formerly owned, operated, or leased by the Company have been sent for disposal, recycling, or reuse, which has resulted or could reasonably be expected to result in a material Liability of the Company under Environmental Law.

(d)            Neither the Company nor any Company Subsidiary has received any written communication or notice from any Governmental Entity or any other Person regarding any actual, alleged, or potential material violation of, or material Liability under, any Environmental Laws;

(e)            There is no Proceeding or Order pending or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary in respect to any material violation of Environmental Law; and

(f)             The Company has made available to SportsMap true, correct, and complete copies of all material environmental assessments, audits and reports and all other material environmental, health and safety documents, in each case prepared by a third party that are in the Company’s possession or control relating to the current or former operations, properties or facilities of the Company and each Company Subsidiary.

Section 3.15.           Intellectual Property.

(a)            Section 3.15(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all Company Registered Intellectual Property, and (ii) material unregistered Marks owned by the Company or any Company Subsidiary, in each case, as of the date of this Agreement. Section 3.15(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b)            As of the date of this Agreement, (i) all necessary fees and filings with respect to any material Company Registered Intellectual Property, have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such Company Registered Intellectual Property in full force and effect. To the Company’s knowledge, as of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement, there are no Proceedings pending, including litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, or cancellation proceedings, or any similar challenges worldwide, that relate to any of the Company Owned Intellectual Property, and, to the Company’s knowledge, no such Proceedings are threatened in writing by any Governmental Entity or any other Person.

(c)            Infrared Cameras, Inc., exclusively owns all right, title and interest in and to all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). For all material Patents owned by Infrared Cameras, Inc., each inventor of the Patent has assigned their rights to Infrared Cameras, Inc. The Company and the Company Subsidiaries exclusively own, or have a valid and enforceable right to use, all Intellectual Property Rights that are used in, material to or necessary for the operation of the Business and the Company and Company Subsidiaries as presently conducted, free and clear of all Liens (other than Permitted Liens) (together with the Company Owned Intellectual Property, the “Business Intellectual Property”). Immediately following the Closing, the Business Intellectual Property will be owned by, licensed to or available for use by the Company or the applicable Company Subsidiary on the terms and conditions substantially similar to those immediately prior to the Closing. Except as set forth on Section 3.15(c) of the Company Disclosure Schedules, the Company and Company Subsidiaries have not granted any Person the right to use any material Company Product or Company Owned Intellectual Property on anything other than a non-exclusive basis in the ordinary course of business. The Company or applicable Company Subsidiary has valid rights under all Contracts for material Company Licensed Intellectual Property to use, such material Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used by the Company or applicable Company Subsidiary in connection with the Business. The Company Registered Intellectual Property is subsisting and, to the Company’s knowledge, all of the Company’s and Company Subsidiaries’ rights in and to the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable.

(d)            The Company’s and Company Subsidiaries’ employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property (i) have agreed to maintain and protect the confidential information of the Company and (ii) have assigned or have agreed to a present tense assignment to the Company or applicable Company Subsidiary of all such Company Owned Intellectual Property authored, invented, created, improved, modified or developed by such person in the course of such person’s employment or other engagement. All persons who have contributed, developed or conceived any material Company Owned Intellectual Property have executed valid and enforceable written agreements with the Company or applicable Company Subsidiary pursuant to which such persons assigned to the Company or applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of his, her or its relationship with the Company or applicable Company Subsidiary except where such Intellectual Property was owned by the Company or applicable Company Subsidiary by operation of law.

(e)            No material Company Owned Intellectual Property was (in whole or in part) authored, created, conceived, developed, or reduced to practice by or on behalf of, or with or using any personnel, grants, funds, facilities, Intellectual Property Rights or other resources of, a Governmental Sponsor, and, to the knowledge of the Company, no Person who created or developed any such Company Owned Intellectual Property was employed by or under contract to perform services for any Governmental Sponsor during a period of time during which such Person was also employed by the Company or any Company Subsidiary and developed such Company Owned Intellectual Property, in each case in a manner that affects the Company or any Company Subsidiary’s rights in such Company Owned Intellectual Property. No Governmental Sponsor has any claim of ownership in or to any material Company Owned Intellectual Property.

(f)            The Company and each Company Subsidiary have taken commercially reasonable steps to safeguard and maintain the secrecy of any material Trade Secrets owned by or licensed to the Company and/or any Company Subsidiary, including requiring all persons having access thereto to execute written non-disclosure agreements except as would not reasonably be expected to result in a Company Material Adverse Effect. Without limiting the foregoing, the Company and each Company Subsidiary have not disclosed any such material Trade Secrets to any other Person unless such Person was bound to limitations on use and disclosure of such Trade Secrets pursuant to a written agreement. To the Company’s knowledge, there has been no unauthorized access to, or disclosure of, any such material Trade Secrets, or violation or breach of any written obligations with respect to such, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g)            None of the Company Owned Intellectual Property and none of the Company Licensed Intellectual Property are subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or any Company Subsidiary or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(h)            To the Company’s knowledge, neither the conduct of the business of the Company or any Company Subsidiary, nor any of the Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company or any Company Subsidiary, (i) infringes, constitutes or results from an unauthorized use or misappropriation of, dilutes or otherwise violates, or (ii) has, since January 1, 2020, infringed, constituted or resulted from an unauthorized use or misappropriation of, diluted or otherwise violated any Intellectual Property Rights of any other Person.

(i)             Except as set forth in Section 3.15(i) of the Company Disclosure Schedules, since January 1, 2020, there have been no and there are not currently any Proceedings pending nor has the Company or any Company Subsidiary received any written communications (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property.

(j)             To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or otherwise violating, or has, since January 1, 2020, infringed, misappropriated, misused, diluted or otherwise violated, any Company Owned Intellectual Property. Since January 1, 2020, neither the Company nor any Company Subsidiary have made any written claim against any Person alleging any infringement, misappropriation, dilution or other violation of any Company Owned Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)            The Company and each Company Subsidiary have a valid right to use all of the Company IT Systems that are used by the Company or such Company Subsidiary in connection with the Business, except as is not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is material Company Owned Intellectual Property, and, to the Company’s knowledge, no other Person has the right to obtain access to or use any such source code. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any material source code that is owned by the Company or any Company Subsidiary or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, currently subject to confidentiality obligations with respect thereto.

(l)            The Company and each Company Subsidiary has not used, modified, linked to, created derivative works from or incorporated any Public Software into any Company Product, or into other Company Owned Intellectual Property, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires the Company or any Company Subsidiary to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company Owned Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, clause (i)-(iv), in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16.           Labor Matters.

(a)            Since January 1, 2020, except as is not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary (i) has had any Liability for any failure to pay or delinquency in paying wages or other compensation for services (including all wages and salaries, wage premiums, commissions, severance, termination payments, fees, bonuses, and any other compensation that has come due and payable to any current or former employees and individual independent contractors under applicable Law, Contract or Company policy), or any penalties, fines, interest, or other sums, and (ii) has not had any Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice).

(b)            Since January 1, 2020, (i) there has been no “mass layoff” or “plant closing” as defined by WARN related to the Company or any Company Subsidiary where any material Liability remains outstanding, and (ii) neither the Company nor any Company Subsidiary has incurred any material Liability under WARN.

(c)            There are no material Proceedings pending or, to the Company’s knowledge, threatened, against the Company or any Company Subsidiary, by or on behalf of any current or former director, manager, officer, employee or individual independent contractor or other consultant or government or administrative authority relating to employment or employment practices, including any claims relating to actual or alleged harassment, discrimination, or retaliation, or similar tortious conduct, wage and hour law violations, wrongful termination, interference with actual or prospective economic disadvantage, salary differences, and social security contributions and taxes. Neither the Company nor any Company Subsidiary is bound by any consent decree with, or citation by, any Governmental Entity relating to any employment practices.

(d)            Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, to the Company’s knowledge, (i) since January 1, 2020, no allegations of sexual harassment, other harassment or discrimination, or retaliation have been reported in accordance with the Company’s reporting policies and procedures with respect to any officer of the Company at the level of executive or higher and, (ii) since January 1, 2020, the Company has reasonably investigated all sexual harassment, or other harassment or discrimination, retaliation or policy violation allegations raised in accordance with the Company’s reporting policies and procedures. With respect to clauses (i) and (ii), for any such allegation with potential merit, the Company has taken corrective action that is reasonably calculated to prevent further potentially improper action or reasonably determined with the advice of counsel that the allegation was without merit or basis such that no corrective action is possible or warranted.

(e)            Neither the Company nor any Company Subsidiary is a party to or bound by any CBA and no employees of the Company or any Company Subsidiary are represented by any labor union, labor organization, works council, employee delegate, representative or other employee collective group with respect to their employment. There is no duty on the part of the Company or any Company Subsidiary to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group, including in connection with the execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby. Since January 1, 2020, there have been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting the Company or any Company Subsidiary. Since January 1, 2020, no labor union, works council, other labor organization, or group of employees of the Company or any Company Subsidiary has made a demand for recognition or certification with respect to the employees of the Company or any Company Subsidiary, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the employees of the Company or any Company Subsidiary. To the Company’s knowledge, since January 1, 2020, there have been no labor organizing activities with respect to any employees of the Company or any Company Subsidiary.

(f)            Neither the Company nor any Company Subsidiary has otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guideline or recommendation by any Governmental Entity in connection with or in response to COVID-19.

(g)            (i) To the Company’s knowledge, no current employee of the Company or any Company Subsidiary with annualized cash compensation at or above $200,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing and (ii) neither the Company nor any Company Subsidiary has a present intention to terminate the employment of any such employee. The employment of all employees of the Company and each Company Subsidiary who provide services in the United States is “at will” and may be terminated by the Company or any Company Subsidiary at any time, for any reason or no reason, in accordance with applicable Law and Employee Benefit Plan.

(h)            Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, the Company has been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance.

Section 3.17.           Insurance. Section 3.17 of the Company Disclosure Schedules sets forth a list of all policies of fire, liability, workers’ compensation, property, cyber, casualty and other forms of insurance owned or held by the Company and each Company Subsidiary as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to SportsMap. As of the date of this Agreement, no claim by the Company or any Company Subsidiary is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.18.           Tax Matters.

(a)            The Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects, and the Company has paid all material Taxes required to have been paid by it (whether or not shown on a Tax Return).

(b)            The Company has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party.

(c)            The Company is not currently the subject of a Tax audit, examination, claim, proceeding, or investigation with respect to a material amount of Taxes (a “Tax Proceeding”), and the Company has not received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the Company that has not been satisfied by payment, settled, or withdrawn.

(d)            The Company has not consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.

(e)            The Company is not, and has not been, a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f)            There are no Liens for material Taxes on any assets of the Company other than Liens for Taxes not yet due and delinquent.

(g)            During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)            The Company (i) is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one among the Company and one or more Company Subsidiaries or that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was the Company or any of its current Affiliates) or (iii) does not have any Liability for the Taxes of any Person (other than the Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i)            The Company has not received a written claim from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j)            The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(k)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. The Company will not be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l)            The Company is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.

(m)           The Company has not taken or agreed to take any action, nor is it (subject to the representations of the SportsMap Parties in Section 4.15(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by any SportsMap Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

Section 3.19.           Brokers. Except for fees (including a good-faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 3.19 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.20.           Real and Personal Property.

(a)            Owned Real Property. Neither the Company nor any Company Subsidiary owns any real property. Neither the Company nor any Company Subsidiary is a party to any purchase and sale agreement, letter of intent, or option with respect to the purchase of any real property.

(b)            Leased Real Property. Section 3.20(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all material real property leased, subleased, licensed or similarly used or occupied by the Company (the “Leased Real Property”) and all material Real Property Leases, pursuant to which the Company or any Company Subsidiary is either a tenant or landlord as of the date of this Agreement. True and complete copies of all Real Property Leases (including all material amendments, extensions, renewals and guaranties with respect thereto) have been made available to SportsMap. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company or such Company Subsidiary, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company, any Company Subsidiary or, to the Company’s knowledge, any counterparty under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default under any Real Property Lease (by any party under any such Real Property Lease) or would permit termination of, or a material modification or acceleration thereof, by any counterparty to any Real Property Lease, except as would not, individually or in the aggregate, be material to the Company and any Company Subsidiary, taken as a whole. With respect to each of the Real Property Leases, except as set forth in Section 3.20(b) of the Company Disclosure Schedules: (i) the Company (or the applicable Company Subsidiary party thereto) has not subleased, licensed or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof and (ii) the Company (or the applicable Company Subsidiary party thereto) has not collaterally assigned or granted any other security interest in any real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the Business.

(c)            Personal Property. The Company has, in all material respects, good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.

(d)            Assets. Immediately after the Effective Time, the assets (which, for the avoidance of doubt, shall include any assets held pursuant to a valid leasehold interest, license or other similar interests or right to use any assets) of the Company and the Company Subsidiaries will be sufficient for the continued conduct of the Business after the Closing in all material respects as it is conducted on the date of this Agreement.

Section 3.21.           Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company and each Company Subsidiary, on the one hand, and (b) any officer, director, employee, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) any Employee Benefit Plan or any other Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company or such Company Subsidiary entered into in the ordinary course of business, (ii) the Company Stockholders Agreement and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset or property used in the Company’s or any Company Subsidiary’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material supplier, vendor, customer, lessor or other material business relation of the Company or any Company Subsidiary, (C) is a material supplier, vendor, customer, lessor, or other material business relation of the Company or any Company Subsidiary or (D) owes any material amount to, or is owed any material amount by, the Company or any Company Subsidiary (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)); provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to constitute an interest in or through any Person for purposes of this Section 3.21. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.21 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 3.21) are referred to herein as “Company Related-Party Transactions”.

Section 3.22.           Data Privacy and Security.

(a)            Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary are, and since January 1, 2020, has been, in compliance with all applicable Privacy and Security Requirements. The transactions contemplated by this Agreement will not result in any liabilities in connection with any Privacy and Security Requirements, except where any such liability would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company and each Company Subsidiary has, where appropriate to the risk level, implemented technical, administrative and organizational measures, including policies relating to the lawful Processing of Personal Data, data privacy and data security, as and to the extent required by applicable Privacy Law (“Privacy and Data Security Policies”).

(c)            Since January 1, 2020, there has been no Proceeding, and to the Company’s knowledge, there is no Proceeding currently pending against the Company or any Company Subsidiary initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, or (ii) any other Governmental Entity, foreign or domestic) that, in each case, alleged that any Processing of Personal Data by or on behalf of the Company or any Company Subsidiary is or was in material violation of any Privacy and Security Requirements or any Privacy and Data Security Policies. The Company further warrants that it is under no consent decree or order issued by any Governmental Entity, foreign or domestic, related to Privacy and Security Requirements.

(d)            To the Company’s knowledge, since January 1, 2020, (i) there have been no incidents of unauthorized Processing of Personal Data that have adversely affected the business or operations of the Company or any Company Subsidiary in a material way, and (ii) neither the Company nor any Company Subsidiary has notified, or has been required by applicable Privacy Laws or agreement to notify, any Person of any (A) loss, theft or damage of, or (B) other unauthorized access to, acquisition of, or use, disclosure, or other Processing of Personal Data.

(e)            The Company owns or has a valid right to use the Company IT Systems as necessary to operate the business of the Company and each Company Subsidiary as currently conducted, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the Company IT Systems owned by the Company are:

(i)             free from any material defect, bug, virus or programming, design or documentation error; and

(ii)            in good working condition to perform all material information technology operations necessary for the operation of the Business (except for ordinary wear and tear) as currently conducted in all material respects. The Company has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the Company IT Systems, Personal Data, and all material information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. To the Company’s knowledge, since January 1, 2020, there have not been any material failures or continued substandard performance of any Company IT Systems that have caused a material failure of the Company IT Systems.

(f)            The Company has taken commercially reasonable steps designed to protect the confidentiality, integrity and security of the Company IT Systems and all material information stored or contained therein or transmitted thereby from any theft, corruption, loss or unauthorized use, access, interruption or modification by any Person. To the Company’s knowledge, since January 1, 2020, there have not been any material failures or continued substandard performance of any Company IT Systems that have caused a material failure of the Company IT Systems. The Company and each Company Subsidiary maintains commercially reasonable disaster recovery and security plans, procedures and facilities.

Section 3.23.           Compliance with International Trade & Anti-Corruption Laws.

(a)            None of the Company, its subsidiaries, any of its officers, directors, managers, or, to the Company’s knowledge, employees or its other Representatives, or any other Persons acting for or on behalf of any of the foregoing, is, or has been, within the past five (5) years, (i) a Sanctioned Person; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity 50% or more owned, directly or indirectly, by one or more Sanctioned Persons or a Person described in clause (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii) in violation of Sanctions and Export Control Laws; or (v) otherwise in violation of any applicable Sanctions and Export Control Laws.

(b)            Neither the Company, its subsidiaries, nor any of its officers, directors, managers, nor, to the knowledge of the Company, employees, any agents, is in violation of the Sanctions and Export Control Laws, or in the last five (5) years has violated the Sanctions and Export Control Laws, in any material respect.

(c)            None of the Company, its subsidiaries, any of its officers, directors, managers, or employees or, to the Company’s knowledge, any of its other Representatives, or any other Persons acting for or on behalf of any of the foregoing has within the past five (5) years, (i) made, authorized, offered, promised, paid, solicited or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, authorized, offered, promised, paid, solicited or received any contributions, payment of money, or other thing of value (including any fee, gift, sample, travel expense, or entertainment), bribe, unlawful rebate, payoff, influence payment, or kickback, directly or knowingly indirectly, to a domestic or foreign political party or candidate, each in violation of Anti-Corruption Laws, or (iii) otherwise made, authorized, offered, promised, paid, solicited or received any unlawful gifts, entertainment, hospitality, travel, unlawful expenses, or any improper payment, each in violation of Anti-Corruption Laws.

(d)            There are not now, nor have there been in the past five (5) years, any Proceedings, Orders, or governmental investigations alleging any violations of Anti-Corruption Laws or Sanctions and Export Control Laws by the Company or, to the Company’s knowledge, any of its Representatives or any other Persons in each case to the extent acting for or on behalf of any of the Company, and, to the Company’s knowledge, no such Proceedings, Orders, or governmental investigations have been threatened or are pending.

(e)            The Company currently maintains, and within the past five (5) years has maintained, policies and procedures reasonably designed to promote compliance with all applicable Anti-Corruption Laws.

(f)            Neither the Company nor any Company Subsidiary engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), other than critical technology classified under export control classification number 1C010; (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. Neither the Company nor any Company Subsidiary has any intention to engage in the above activities in the future.

Section 3.24.           Information Supplied. None of the information supplied or to be supplied by, or on behalf of, the Company or any Company Subsidiary for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Proxy Statement is filed in definitive form, when the Proxy Statement is mailed to the Pre-Closing SportsMap Stockholders or at the time of the SportsMap Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.25.           Customers and Suppliers. (a) Section 3.25(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the top ten (10) customers (the “Material Customers”) of the Company and the Company Subsidiaries (based on the revenue from such customer during the nine (9)-month period ended September 30, 2022) and (b) Section 3.25(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the top ten (10) suppliers (the “Material Suppliers”) of the Company and the Company Subsidiaries (based on the amounts paid to such suppliers during the nine (9)-month period ended September 30, 2022). No Material Customer or Material Supplier (i) has cancelled or otherwise terminated any contract with the Company or any Company Subsidiary prior to the expiration of the contract term or (ii) has provided written notice that it intends to cancel or otherwise terminate its relationship with the Company or its Company Subsidiaries or to reduce substantially its purchase from or sale to the Company or to any Company Subsidiary any Company Products, equipment, goods or services, as applicable.

Section 3.26.         Product Warranty; Product Liability.

(a)            To the knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Product that has been made commercially available by the Company or the Company Subsidiaries since January 1, 2020, and each Company Subsidiary’s organization conforms in all material respects with applicable express warranties;

(b)            To the knowledge of the Company, there are, and since January 1, 2020, have been, no pending claims against the Company or any Company Subsidiary alleging bodily injury, breach of express or implied warranty, or a failure to warn, which seek the recovery of damages, injunctive relief, or penalties or indemnification in excess of $500,000 in the aggregate as a result of any Company Product.

Section 3.27.         Investigation; No Other Representations.

(a)            The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the SportsMap Parties and (ii) it has been furnished with or given access to such documents and information about the SportsMap Parties and their respective business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents, to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and the Ancillary Documents, to which it is or will be a party, and no other representations or warranties of any SportsMap Party or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents, to which it is or will be a party, none of the SportsMap Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.28.         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY SPORTSMAP PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO ANY SPORTSMAP PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OR ON BEHALF OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE DEEMED TO BE RELIED UPON BY ANY SPORTSMAP PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF THE COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY SPORTSMAP PARTY IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 4.
REPRESENTATIONS AND WARRANTIES RELATING TO THE SPORTSMAP PARTIES

(a) Subject to Section 8.8, except as set forth on the SportsMap Disclosure Schedules, or (b) except as set forth in the Prospectus (or in any exhibits and schedules thereto, as they have been supplemented, modified or amended since the time of filing, or any other information incorporated therein) or any SportsMap SEC Reports, in each case, as publicly available prior to the date of this Agreement and to the extent the qualifying nature of such disclosure is readily apparent from the content of the Prospectus or the SportsMap SEC Reports, as applicable, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements (it being acknowledged that nothing disclosed in the Prospectus or the SportsMap SEC Reports, as applicable, will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.3 (Consents and Requisite Governmental Approvals; No Violations), Section 4.6 (Capitalization of SportsMap Parties), Section 4.8 (Trust Account) and Section 4.15 (Tax Matters)), the SportsMap hereby represent and warrant to the Company as follows:

Section 4.1.            Organization and Qualification. Each SportsMap Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each SportsMap Party has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power and authority would not reasonably be expected have a SportsMap Material Adverse Effect. True and complete copies of the Governing Documents of each SportsMap Party have been made available to SportsMap, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each SportsMap Party are in full force and effect, and except as would not, individually or in the aggregate, reasonably be expected to have a SportsMap Material Adverse Effect, neither SportsMap Party is in breach or violation of any provision set forth in its Governing Documents.

Section 4.2.            Authority; Board Approval; Vote Required.

(a)            Each SportsMap Party has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of the SportsMap Parties of this Agreement and the Ancillary Documents, to which each SportsMap Party is or will be a party, the performance by each of the SportsMap Parties of its obligations hereunder and thereunder and the consummation by each of the SportsMap Parties of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate, limited liability company or other similar action on the part of such SportsMap Party and no other corporate proceedings on the part of either SportsMap Parties are necessary to authorize this Agreement or such Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the SportsMap Stockholder Approval). This Agreement has been and each Ancillary Document to which a SportsMap Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such SportsMap Party and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of such SportsMap Party (assuming this Agreement has been and the Ancillary Documents to which such SportsMap Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against such SportsMap Party in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity).

(b)            The SportsMap Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that it is fair to, and in the best interests of, SportsMap and its stockholders, and declared it advisable, to enter into this Agreement, the Ancillary Documents, to which SportsMap is or will be a party. and to consummate the transactions contemplated hereby and thereby (including the Merger), (ii) adopted and approved the execution, delivery and performance by SportsMap of this Agreement, the Ancillary Documents, to which SportsMap is or will be a party, and the transactions contemplated hereby and thereby (including the Merger), (iii) resolved to recommend that the holders of SportsMap Common Stock entitled to vote thereon vote in favor of each Transaction Proposal, and (iv) directed that each Transaction Proposal be submitted to the holders of SportsMap Common Stock for approval and adoption.

(c)            The only vote of the holders of any class or series of shares of capital stock of SportsMap necessary to approve this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents is the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of shares of SportsMap Common Stock entitled to vote thereon, whether in person or by proxy at the SportsMap Stockholders Meeting (or adjournment or postponement thereof), in accordance with the Governing Documents of SportsMap and applicable Law.

(d)            The board of directors of Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that it is fair to, and in the best interests of, Merger Sub and SportsMap (as its sole stockholder), and declared it advisable, to enter into this Agreement, the Ancillary Documents, to which Merger Sub is or will be a party, and to consummate the transactions contemplated hereby and thereby (including the Merger), (ii) adopted and approved the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Documents, to which Merger Sub is or will be a party, and the transactions contemplated hereby and thereby (including the Merger), (iii) resolved to recommend that SportsMap (as its sole stockholder) approve and adopt this Agreement, and (iv) directed that this Agreement be submitted to SportsMap (as its sole stockholder) for approval and adoption.

(e)            The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents is the affirmative vote of the sole stockholder of Merger Sub. SportsMap, as the sole stockholder of Merger Sub, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly approved and adopted this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger.

Section 4.3.           Consents and Requisite Governmental Approvals; No Violations.

(a)            No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a SportsMap Party with respect to such SportsMap Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing with the SEC of (A) the Proxy Statement and the receipt of SEC Clearance and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of the Trading Market or other applicable National Exchange to permit the SportsMap Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the Trading Market or other applicable National Exchange, (iii) the filing of the Certificate of Merger, (iv) the filing of the Post-Closing SportsMap Certificate of Incorporation, (v) the SportsMap Stockholder Approval or (vi) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which, individually or in the aggregate, would not have a SportsMap Material Adverse Effect.

(b)            None of the execution or delivery by a SportsMap Party of this Agreement or any Ancillary Document to which it is or will be a party, the performance by a SportsMap Party of its obligations hereunder or thereunder or the consummation by a SportsMap Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both), subject to compliance with the matters referred to in Section 4.3(a), (i) result in a violation or breach of any provision of the Governing Documents of such SportsMap Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which such SportsMap Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such SportsMap Party or any of its properties or assets are subject or bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of a SportsMap Party, except in the case of any of clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a SportsMap Material Adverse Effect.

Section 4.4.           Brokers. Except for fees (including a good-faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the SportsMap Disclosure Schedules (which fees shall be the sole responsibility of the SportsMap, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any SportsMap Party for which a SportsMap Party has any obligation.

Section 4.5.           Information Supplied. None of the information supplied or to be supplied by, or on behalf of, any SportsMap Party expressly for inclusion or incorporation by reference prior to the Closing in the Proxy Statement will, when the Proxy Statement is filed in definitive form, when the Proxy Statement is mailed to the Pre-Closing SportsMap Stockholders or at the time of the SportsMap Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6.           Capitalization of the SportsMap Parties.

(a)            Section 4.6(a) of the SportsMap Disclosure Schedules sets forth a true and complete statement, as of the date of this Agreement, of the number and class or series (as applicable) of the issued and outstanding SportsMap Common Stock and SportsMap Warrants. All outstanding Equity Securities of SportsMap have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of SportsMap or any other Contract to which SportsMap is a party or bound, (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of SportsMap), (iii) were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person, and (iv) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the SportsMap Common Stock and the SportsMap Warrants set forth on Section 4.6(a) of the SportsMap Disclosure Schedules, immediately prior to Closing and before giving effect to the Transactions, there shall be no other Equity Securities of SportsMap issued and outstanding.

(b)            Immediately after the Effective Time, (i) the authorized capital stock of SportsMap will consist of such number of shares of SportsMap Common Stock, par value $0.0001 per share, as is set forth in the Post-Closing SportsMap Certificate of Incorporation, and (ii) any and all of the issued and outstanding SportsMap Common Stock, including, for the avoidance of doubt, the Aggregate Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under SportsMap’s Governing Documents, or any Contract to which SportsMap is a party or is otherwise bound.

(c)            Except (i) for the SportsMap Warrants or (ii) as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by SportsMap and the Company or either permitted pursuant to Section 5.9 or issued, granted or entered into, as applicable, in accordance with Section 5.9, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require SportsMap to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of SportsMap.

(d)            The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in violation of the Governing Documents of Merger Sub, and (iv) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by SportsMap free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, SportsMap has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub. Except as set forth in Section 4.6(d) of the SportsMap Disclosure Schedules, Merger Sub has no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Merger Sub to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Merger Sub. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of Merger Sub’s Equity Securities. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any Equity Securities of Merger Sub.

(e)            Except for Merger Sub, SportsMap does not own, directly or indirectly, have the right to acquire, or have the power to vote, the shares of any capital stock or other Equity Securities of any Person. There are no outstanding contractual obligations of SportsMap or Merger Sub to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

Section 4.7.           SEC Filings. SportsMap has timely filed (subject to extensions to filing deadlines, as applicable) or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “SportsMap SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement, the “Additional SportsMap SEC Reports”). Each of the SportsMap SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional SportsMap SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the SportsMap SEC Reports or the Additional SportsMap SEC Reports (for purposes of the Additional SportsMap SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the SportsMap SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for the purposes of the Additional SportsMap SEC Reports, assuming that the representation and warranty set forth in Section 3.24 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SportsMap SEC Reports. SportsMap has, prior to the date of this Agreement, furnished to the Company (with respect to amendments or modifications made on or prior to the date of this Agreement) and shall have promptly furnished to the Company (with respect to amendments or modifications after the date of this Agreement) true, complete and correct copies of all amendments and modifications that have not been filed by SportsMap with the SEC to all agreements, documents and other instruments that previously had been filed by SportsMap with the SEC and are then in effect.

Section 4.8.           Trust Account. As of the date of this Agreement, SportsMap has an amount in cash in the Trust Account equal to at least $118,531,020. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated October 18, 2021 (the “Trust Agreement”), between SportsMap and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement is valid and in full force and effect and enforceable against SportsMap in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting the enforcement of creditors’ rights and subject to general principles of equity) and has not been amended or modified. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SportsMap SEC Reports to be inaccurate in any material respect or, to SportsMap’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing SportsMap Stockholders who shall have elected to redeem their SportsMap Common Stock pursuant to the Governing Documents of SportsMap or (iii) if SportsMap fails to complete a business combination within the allotted time period set forth in the Governing Documents of SportsMap and liquidates the Trust Account, subject to the terms of the Trust Agreement, SportsMap (in limited amounts to permit SportsMap to pay the expenses of the Trust Account’s liquidation, dissolution and winding-up of SportsMap) and then the Pre-Closing SportsMap Stockholders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of SportsMap and the Trust Agreement. As of the date of this Agreement, SportsMap has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to SportsMap’s knowledge, no event has occurred which (with due notice or lapse of time or both) would constitute a material default under the Trust Agreement. As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of SportsMap, threatened, with respect to the Trust Account. Since October 18, 2021, until the date of this Agreement, SportsMap has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby (including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing SportsMap Stockholders who have elected to redeem their SportsMap Common Stock pursuant to the Governing Documents of SportsMap, each in accordance with the terms of and as set forth in the Trust Agreement), SportsMap shall have no further obligation under either the Trust Agreement or the Governing Documents of SportsMap to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date of this Agreement, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SportsMap has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SportsMap at the Effective Time.

Section 4.9.           Transactions with Affiliates. Section 4.9 of the SportsMap Disclosure Schedules sets forth all Contracts between (a) any SportsMap Party, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of SportsMap or the SportsMap Sponsor or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “SportsMap Related Party”), other than (i) Contracts with respect to a SportsMap Related Party’s employment with SportsMap entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation) and (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9. Except as otherwise set forth in Section 4.9 of the SportsMap Disclosure Schedules, no SportsMap Related Party (A) owns any interest in any material asset or property used in the business of SportsMap, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, vendor, partner, customer, lessor or other material business relation of SportsMap or (C) owes any material amount to, or is owed any material amount by, SportsMap (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, in the ordinary course of business or pursuant to a transaction entered into after the date of this Agreement that is either permitted pursuant to Section 5.9 or entered into in accordance with Section 5.9). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 (including, for the avoidance of doubt, pursuant to the second sentence of this Section 4.9) are referred to herein as “SportsMap Related-Party Transactions”.

Section 4.10.           Litigation. As of the date of this Agreement, there is (and since its incorporation there has been) no Proceeding pending or, to SportsMap’s knowledge, threatened against or involving (a) any SportsMap Party, (b) any of SportsMap Party’s managers, officers or directors, in their capacity as such, or (c) any of the foregoing in such capacity in a criminal Proceeding. None of the SportsMap Parties nor any of their respective properties or assets are subject to any outstanding Order that would reasonably be expected to be, individually or in the aggregate, material to the SportsMap Parties. As of the date of this Agreement, there are no material Proceedings by any SportsMap Party pending against any other Person. There is no unsatisfied judgment or any open injunction binding upon any SportsMap Party which would, individually or in the aggregate, reasonably be expected to have a SportsMap Material Adverse Effect.

Section 4.11.           Compliance with Applicable Law. Each SportsMap Party since its incorporation, (a) conducts and has conducted its business in accordance in all material respects with all Laws applicable to such SportsMap Party and, to the knowledge of the SportsMap Party is not in violation in any material respect of any such Law and (b) has not received any written communications or, to the knowledge of SportsMap, any other communications from a Governmental Entity that alleges that any SportsMap Party is not in compliance in all material respects with any such Law.

Section 4.12.           Business Activities.

(a)            Since its incorporation through the date of this Agreement, SportsMap has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in SportsMap’s Governing Documents, there is no Contract binding upon any SportsMap Party or to which any SportsMap Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing), other than such effects, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a SportsMap Material Adverse Effect.

(b)            Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment or Order binding upon Merger Sub or to which Merger Sub is a party which has had, or would reasonably be expected to have, the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had, and would not reasonably be expected to have, a material adverse effect on the ability of Merger Sub to enter into and perform its obligations under this Agreement. Merger Sub has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 4.13.           Financial Statements; Internal Controls.

(a)            The SportsMap SEC Reports contain true and complete copies of the applicable SportsMap Financial Statements. The SportsMap Financial Statements (i) fairly present in all material respects the financial position of SportsMap as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which are expected to be material) and the absence of notes thereto), (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iii) in the case of the audited SportsMap Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)            Each director and executive officer of SportsMap has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. SportsMap has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)            SportsMap has established and maintains systems of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of SportsMap’s financial reporting and the preparation of SportsMap’s financial statements for external purposes in accordance with GAAP.

(d)            Except as set forth in SportsMap SEC Reports filed prior to the date of this Agreement, SportsMap has not identified or been made aware of, and has not received from any independent auditor of SportsMap, any written notification of, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SportsMap, (ii) any fraud, whether or not material, that involves SportsMap’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SportsMap or (iii) any written claim or allegation regarding any of the foregoing.

Section 4.14.           Listing. Since October 18, 2021, SportsMap has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The SportsMap Common Stock, the public SportsMap Warrants, and the SportsMap units sold in SportsMap’s initial public offering are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of SportsMap, threatened against SportsMap by Nasdaq or the SEC with respect to any intention by such entity to delist or to deregister the SportsMap Common Stock, the public SportsMap Warrants or the SportsMap units sold in SportsMap’s initial public offering or terminate the listing of SportsMap on Nasdaq. None of the SportsMap Parties or their respective Affiliates has taken any action in an attempt to terminate the registration or listing of the SportsMap Common Stock, the public SportsMap Warrants or the SportsMap units sold in SportsMap’s initial public offering under the Exchange Act or on Nasdaq, as applicable, except as contemplated by this Agreement.

Section 4.15.           Tax Matters.

(a)            Each of the SportsMap Parties has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, correct and complete in all material respects, and each of the SportsMap Parties has paid all material Taxes required to have been paid by it (whether or not shown on a Tax Return).

(b)            Each of the SportsMap Parties has withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder, or other third party.

(c)            None of the SportsMap Parties is currently the subject of a Tax Proceeding, and no SportsMap Party has received written notice from any Tax Authority of the commencement or anticipated commencement of any Tax Proceeding that has not been resolved or completed. No deficiency for any Tax has been asserted or assessed by a Governmental Entity in writing against the SportsMap Parties that has not been satisfied by payment, settled, or withdrawn.

(d)            None of the SportsMap Parties has consented to extend or waive any statute of limitations in respect of Taxes or extend the time in which any material Tax may be assessed or collected by any Tax Authority, other than pursuant to any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, and no request for any such waiver or extension is pending.

(e)            None of the SportsMap Parties is nor has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(f)            There are no Liens for material Taxes on any assets of the SportsMap Parties other than Liens for Taxes not yet due and delinquent.

(g)            During the two (2)-year period ending on the date of this Agreement, none of the SportsMap Parties was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(h)            None of the SportsMap Parties (i) is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes), (ii) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SportsMap or any of its current Affiliates) or (iii) has any Liability for the Taxes of any Person (other than SportsMap or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor, by Contract (other than any Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes), or otherwise by operation of Law.

(i)            None of the SportsMap Parties has received a written claim from any Tax Authority in a jurisdiction where such SportsMap Party does not file Tax Returns that such SportsMap Party is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(j)            None of the SportsMap Parties has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(k)            None of the SportsMap Parties will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-United States Law), (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-United States Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v)prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business. None of the SportsMap Parties will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(l)            SportsMap is, and at all times since its formation has been, a corporation for U.S. federal and all applicable state and local income Tax purposes.

(m)            None of the SportsMap Parties has taken or agreed to take any action, nor is any of the SportsMap Parties (subject to the representations of the Company in Section 3.18(m) being true as of the date of this Agreement) aware of any facts or circumstances (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by the Company or a Company Stockholder or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents), in each case, that would reasonably be likely to prevent or impede, the Merger from qualifying for the Intended Tax Treatment.

Section 4.16.           Absence of Changes. Except as set forth in the SportsMap SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby or thereby, since October 18, 2021, to the date of this Agreement, (a) SportsMap has conducted its business in all material respects in the ordinary course, (b) there has not occurred any SportsMap Material Adverse Effect and (c) there has not been any action taken or agreed upon by any SportsMap Party that would be prohibited by Section 5.9 if such action were taken on or after the date hereof without the consent of the Company.

Section 4.17.           No Undisclosed Liabilities. Except for any fees and expenses payable by any SportsMap Party as a result of or in connection with the consummation of the transactions contemplated hereby, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, any SportsMap Party (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) required by GAAP to be included on a consolidated balance sheet of any SportsMap Party, except for liabilities, debts (including Indebtedness), obligations, claims or judgement (a) reflected or reserved for on the SportsMap Financial Statements or expressly disclosed in the notes thereto or otherwise in the SportsMap SEC Reports, (b) that have arisen since the date of the most recent balance sheet included in the SportsMap Financial Statements in the ordinary course of business of the SportsMap Parties, or (c) which would not be, or would not reasonably be expected to be, individually or in the aggregate, material to SportsMap or reasonably be expected to have a SportsMap Material Adverse Effect.

Section 4.18.           Compliance with International Trade & Anti-Corruption Laws.

(a)            In the past five (5) years, none of SportsMap, any of its officers, directors, or employees or, to SportsMap’s knowledge, its other Representative, or any other Persons acting for or on behalf of any of the foregoing, are or have been; (i) a Sanctioned Person, (ii) located, organized, or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, fifty percent (50%) or more, by one or more Sanctioned Persons or a Person described in clause (ii); (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i) through (iii); or (v) otherwise in violation of any applicable Sanctions and Export Control Laws., or in the last five (5) years has violated the Sanctions and Export Control Laws.

(b)            In the past five (5) years, none of SportsMap, any of its officers, directors or employees or, to SportsMap’s knowledge, its other Representatives or any other Persons acting for or on behalf of any of the foregoing have (i) made, authorized, offered, promised, paid, solicited or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made, authorized, offered, promised, paid, solicited or received any contributions, payment of money, or other thing of value (including any fee, gift, sample, travel expense, or entertainment), bribe, unlawful rebate, payoff, influence payment, or kickback, directly or knowingly indirectly, to a domestic or foreign political party or candidate, each in violation of Anti-Corruption Laws, or (iii) otherwise made, authorized, offered, promised, paid, solicited or received any unlawful gifts, entertainment, hospitality, travel, unlawful expenses, or any improper payment, each in violation of Anti-Corruption Laws.

(c)            There are not now, nor have there been in the past five (5) years, any Proceedings, Orders, or governmental investigations alleging any violations of Anti-Corruption Laws or Sanctions and Export Control Laws by SportsMap or, to SportsMap’s knowledge, any of its Representatives or any other Persons in each case to the extent acting for or on behalf of any of SportsMap, and, to SportsMap’s knowledge, no such Proceedings, Orders, or governmental investigations have been threatened or are pending.

Section 4.19.           Investigation; No Other Representations.

(a)            Each SportsMap Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning the business, assets, condition, operations and prospects of the Company and (ii) has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b)            In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each SportsMap Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and the Ancillary Documents, to which it is or will be a party and no other representations or warranties of the Company or any other Person, either express or implied, and each SportsMap Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 (as modified by the Company Disclosure Schedules) and in the Ancillary Documents to which it is or will be a party, neither the Company nor any other Person makes or has made (and the Company expressly disclaims) any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to SportsMap, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SportsMap or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company.

Section 4.20.         EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR THE ANCILLARY DOCUMENTS, NONE OF THE SPORTSMAP PARTIES OR ANY OTHER PERSON MAKES, AND EACH SPORTSMAP PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE SPORTSMAP PARTIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE SPORTSMAP PARTIES BY OR ON BEHALF OF THE MANAGEMENT OF ANY SPORTSMAP PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 4 OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY SPORTSMAP PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY SPORTSMAP PARTY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5.
COVENANTS

Section 5.1.           Conduct of Business of the Company.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(a) of the Company Disclosure Schedules, or as consented to in writing by SportsMap (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use commercially reasonable efforts (i) to operate the business of the Company in the ordinary course in all material respects and (ii) to maintain and preserve intact the business organization, assets, properties and business relations of the Company in all material respects.

(b)            Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall cause its Subsidiaries not to, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with any PIPE Financing), as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by SportsMap (which consent shall not be unreasonably conditioned, withheld, delayed or denied), do any of the following:

(i)              declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Company or repurchase or redeem any outstanding Equity Securities of the Company;

(ii)            (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii)           adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreement;

(iv)           (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or properties of the Company or inventory or obsolete equipment not in the ordinary course of business, or (B) create, subject or incur any Lien on any material assets or properties of the Company (other than any Permitted Liens);

(v)            (A) sell, assign, abandon, let lapse, lease, license or let expire any Business Intellectual Property (other than granting non-exclusive licenses in the ordinary course of business and expiration of Company Owned Intellectual Property in accordance with its maximum statutory term), (B) disclose any material Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business), or (C) make any material adverse change to the operation or security of any material Company IT Systems with respect to the Privacy and Security Requirements or Personal Data, clauses (A)-(C) in each case, that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vi)           (A) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (1) any Equity Securities of the Company or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other (x) than the issuance of shares of Company Class B Common Stock upon the exercise of any Company Options outstanding as of the date of this Agreement or granted in accordance with this Agreement, and in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement and (y) the issuance of Company Options under the Company Equity Plan, as amended, in effect on the date hereof, to purchase no more than 10,000 shares of Company Class B Common Stock or (B) adjust, split, combine or reclassify any Equity Securities of the Company or other rights exercisable therefor or convertible into;

(vii)           incur, create or assume any Indebtedness, other than ordinary course trade payables;

(viii)          (A) amend, modify or terminate any Real Property Lease or any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any Material Contract pursuant to its terms or entering into additional work or purchase orders pursuant to, and in accordance with the terms of, any Material Contract), (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract if entered into prior to the date hereof;

(ix)             make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than the reimbursement of expenses of employees in the ordinary course of business consistent with past practice;

(x)              except as required under the terms of any Employee Benefit Plan in effect on the date hereof or as required by applicable Law, (A) adopt, enter into, terminate or materially amend or modify any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, except amendments or modifications in the ordinary course of business consistent with past practice, (B) increase or decrease, or agree to increase or decrease, the compensation or benefits payable to any current or former director, manager, officer, employee or individual independent contractor or other consultant of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice for any employee of the Company or any Company Subsidiary whose annual cash compensation opportunity does not exceed $250,000, (C) take any action to accelerate any payment, right to payment or benefit, vesting of any right to payment of benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee or individual independent contractor or other consultant of the Company or any Company Subsidiary, (D) hire or engage any director, manager, officer or employee of the Company or any Company Subsidiary whose annual cash compensation opportunity exceeds or would exceed $250,000, or terminate (other than for cause, death or disability), furlough or temporarily layoff any director, manager, officer or employee of the Company or any Company Subsidiary whose annual cash compensation opportunity exceeds or would exceed $250,000, (E) amend, modify, negotiate, adopt, enter into, extend, renew or terminate any CBA or other Contract with any labor organization, works council or labor union, employee delegate, representative or other employee collective group that is representing any employee of the Company any Company Subsidiary, (F) recognize or certify any labor organization, works council, labor union or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiary, or (G) with respect to the Company or any Company Subsidiary or any employees of the Company or any Company Subsidiary, engage in or announce any employee layoffs, furloughs, reductions in force or similar actions that could implicate WARN;

(xi)             make, change or revoke any material Tax election, amend any Tax Return, change any material method of accounting, enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment, affirmatively surrender any right to claim a refund of material Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business);

(xii)            (A) enter into any settlement, conciliation or similar Contract, the performance of which would involve the payment by the Company of amounts in excess of $200,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or SportsMap or any of its Affiliates after the Closing), or (B) commence any lawsuit, litigation, action, demand, examination, hearing, claim, charge, complaint, suit or arbitration;

(xiii)           authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xiv)           change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xv)            enter into any Contract with any broker, finder, investment banker, advisor or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission or fees in connection with the transactions contemplated by this Agreement or any Ancillary Document;

(xvi)           make any Change of Control Payment that is not set forth on Section 5.1 of the Company Disclosure Schedules or is not pursuant to an Employee Benefit Plan listed on Section 3.13(a)(i) of the Company Disclosure Schedules;

(xvii)         enter into, conduct, engage in or otherwise operate any new line of business, change its operating policies in any material respect or discontinue or make any material change to the business of the Company; or

(xviii)       enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give SportsMap, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing and (b) any actions taken (or omitted to be taken) in good faith by the Company or any Company Subsidiary to the extent reasonably believed to be necessary to (x) comply with Law (including Orders) related to COVID-19 or (y) maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Company shall be deemed not to constitute a breach of the requirements set forth in this Section 5.1. The Company shall notify SportsMap in writing of any such actions taken in accordance with the foregoing proviso and shall use commercially reasonable efforts to mitigate any negative effects of such actions on the business of the Company and the Company Subsidiaries, in consultation with SportsMap whenever reasonably practicable.

Section 5.2.           Efforts to Consummate; Litigation.

(a)            Subject to the terms and conditions herein, each of the Parties shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) using reasonable best efforts to ensure that the Company and/or SportsMap (as mutually agreed among the Parties) enters into subscription agreements or securities purchase agreements with certain investors pursuant to which such investors commit to purchase securities of the Company or SportsMap, as applicable, in a private placement or other financing to be consummated simultaneously with the Closing, such private placement or other financing, and such agreements, to be on such terms as are mutually agreed among the Parties (the “PIPE Financing”) and to obtain the PIPE Financing on the terms and subject to the conditions set forth in the applicable PIPE Financing agreements). Without limiting the generality of the foregoing, each of the Parties shall, and shall cause its Affiliates to, use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the Transactions.

(b)            SportsMap shall promptly inform the Company of any communication between any SportsMap Party or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform SportsMap of any communication between the Company or its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding the Transactions. Without limiting the foregoing, each Party and its Affiliates shall not extend any waiting period, review period or comparable period or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the prior written consent of SportsMap and the Company. Notwithstanding anything herein to the contrary, SportsMap shall have no obligation to, and SportsMap shall not, without the Company’s prior written consent, propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, or limit SportsMap’s freedom of action with respect to, any of the businesses, product lines or assets of SportsMap or the Company, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of SportsMap or the Company.

(c)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the SportsMap Parties, on the one hand, and the Company, on the other hand, shall, and shall cause their Affiliates to, give counsel for the Company (in the case of any SportsMap Party) or SportsMap (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with any proposed written communication to any Governmental Entity relating to the Transactions. Each of the Parties agrees not to, and shall cause its Affiliates not to, participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the Transactions unless it consults with, in the case of any SportsMap Party, the Company, or, in the case of the Company, SportsMap in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any SportsMap Party, the Company, or, in the case of the Company, SportsMap, the opportunity to attend and participate in such meeting or discussion. Materials required to be provided pursuant to this Section 5.2 may be restricted to outside counsel and redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address attorney-client or other privilege.

(d)            Prior to the Closing, the SportsMap Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets or entity, if such acquisition or agreement would reasonably be expected to delay obtaining or increase the risk of not obtaining, any Consents of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period.

(e)            Notwithstanding anything to the contrary in this Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(f)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, SportsMap, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SportsMap, any of the SportsMap Parties or any of their respective Representatives (in their capacity as a representative of a SportsMap Party) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a representative of the Company). SportsMap and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other with respect to any such Transaction Litigation. Subject to the Company’s compliance with, and the rights of SportsMap set forth in, the immediately preceding sentence, the Company shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against the Company or any of its Representatives (in their capacity as a representative of the Company); provided, however, that in no event shall the Company or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of SportsMap (not to be unreasonably withheld, conditioned or delayed). Subject to SportsMap’s compliance with, and the rights of the Company set forth in, the second preceding sentence, SportsMap shall control the negotiation, defense and settlement of any such Transaction Litigation commenced against any SportsMap Party or any of their respective Representatives (in their capacity as a representative of such SportsMap Party); provided, however, that in no event shall SportsMap or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), unless such settlement (other than immaterial, procedural or ministerial matters or matters ancillary to the following clauses (A) and (B)) is limited to (A) supplemental disclosures furnished to or filed with the SEC and related to the transactions contemplated by this Agreement and/or the Ancillary Documents or (B) monetary payments that are not materially in excess of the amounts otherwise covered under the insurance policies of SportsMap Parties (for this purpose ignoring any deductible, retention or similar amounts thereunder), in which case, the prior written consent of the Company shall not be required.

(g)            Subject to Schedule 5.2.g), each of the Parties shall, and shall cause its Affiliates to, take, or cause to be taken, all actions reasonably necessary or advisable to consummate and make effective prior to the Closing the transactions contemplated by Schedule 5.2.g), including executing and delivering such Contracts, instruments, consents, approvals and other documents as are necessary or reasonably requested by another Party to make effective such transactions, and to satisfy the other covenants and agreements set forth on Schedule 5.2.g).

Section 5.3.           Confidentiality and Access to Information.

(a)            The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained in this Agreement or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained in this Agreement or such Ancillary Document, as applicable, shall govern and control to the extent of such conflict.

(b)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to SportsMap and its Representatives during normal business hours reasonable access to the directors, officers, books and records and properties of the Company (in a manner so as to not interfere with the normal business operations of the Company); provided that the Company shall not be required to provide such access if the Company in good faith determines that such access would violate any COVID-19 Measures. Notwithstanding the foregoing, the Company shall not be required to provide to SportsMap or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company or any of its Subsidiaries is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of the Company or any of its Subsidiaries with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company or any of its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company or any of its Representatives, on the one hand, and any SportsMap Party or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law. For the avoidance of doubt, the Company shall not be obligated under this Section 5.3(b) to permit SportsMap or any of its Representatives to conduct any invasive, intrusive or subsurface sampling or testing of any media at the Company’s or any of its Subsidiaries’ properties.

(c)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, SportsMap shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the SportsMap Parties (in a manner so as to not interfere with the normal business operations of the SportsMap Parties). Notwithstanding the foregoing, SportsMap shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any SportsMap Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally binding obligation of any SportsMap Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any SportsMap Party under the attorney-client privilege or the attorney work product doctrine (provided that, in the case of each of clauses (A) through (D), SportsMap shall use, and shall cause the other SportsMap Parties to use, reasonable best efforts to (1) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (2) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a SportsMap Party or the SportsMap Sponsor, on the one hand, and the Company or any of its Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that SportsMap shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis unless such written notice is prohibited by applicable Law.

(d)            The Parties hereby acknowledge and agree that the Confidentiality Agreement shall be automatically terminated effective as of the Closing without any further action by any Party or any other Person.

Section 5.4.           Public Announcements.

(a)            Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and SportsMap or, after the Closing, SportsMap and the SportsMap Sponsor; provided, however, that each Party, the SportsMap Sponsor and their respective Representatives may issue or make, as applicable, any such press release, public announcement or other communication (i) if such press release, public announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is a SportsMap Party or a Representative of a SportsMap Party, reasonably consult with the Company in connection therewith and provide the Company with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (y) if the disclosing Party is the Company or a Representative of the Company, reasonably consult with SportsMap in connection therewith and provide SportsMap with an opportunity to review and comment on such press release, public announcement or communication and shall consider any such comments in good faith, or (B) after the Closing, the disclosing Party or its applicable Representatives shall, unless and to the extent prohibited by such applicable Law, (x) if the disclosing Person is the SportsMap Sponsor or a Representative of the SportsMap Sponsor, reasonably consult with SportsMap in connection therewith and provide SportsMap with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (y) if the disclosing Person is the Company or a Representative of the Company, reasonably consult with SportsMap and the SportsMap Sponsor in connection therewith and provide SportsMap and the SportsMap Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, and (z) if the disclosing Person is SportsMap or a Representative of SportsMap, reasonably consult with the SportsMap Sponsor in connection therewith and provide the SportsMap Sponsor with an opportunity to review and comment on such press release, public announcement or communication and consider any such comments in good faith, (ii) to the extent such press release, public announcements or other communications contain only information previously disclosed in a press release, public announcement or other communication previously made in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the SportsMap Parties, the SportsMap Sponsor and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor (including in connection with any PIPE Financing) or in connection with normal fund raising or related marketing or informational or reporting activities, provided the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b)            The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and SportsMap prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement. Promptly after the execution of this Agreement, SportsMap shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and SportsMap shall consider such comments in good faith. The Company, on the one hand, and SportsMap, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SportsMap, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and on the Closing Date (or such other date as may be mutually agreed to in writing by SportsMap and the Company prior to the Closing), the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), SportsMap shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Closing Filing shall be mutually agreed upon by the Company and SportsMap prior to the Closing (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or SportsMap, as applicable). In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5.           Tax Matters.

(a)            Tax Treatment. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and the 368 of the Code and Treasury Regulations Section 1.368-2(g), and agree (i) to file all Tax Returns on a basis consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and SportsMap for the taxable year that includes the Merger) and retain such information as shall be required under Treasury Regulations Section 1.368-3, (ii) to take no position inconsistent with the Intended Tax Treatment (whether in audits, Tax Returns or otherwise), in the case of each of clauses (i) and (ii), unless otherwise required by a Governmental Entity as a result of a “determination” within the meaning of Section 1313(a) of the Code, (iii) to use commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment (including if SportsMap and the Company mutually determine in good faith that the Merger is not reasonably expected to qualify for the Intended Tax Treatment, using commercially reasonable efforts to restructure the transactions contemplated hereby in a manner that is reasonably expected to cause the Merger to so qualify), (iv) not to take any action or knowingly fail to take any action where such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment, and (v) to reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment by taking the actions described in Section 5.5(a) of the Company Disclosure Schedules. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment.

(b)            Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or Tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 5.6.            Exclusive Dealing.

(a)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) make any filings with the SEC in connection with a public offering of any Equity Securities or other securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the SportsMap Parties) to do, or seek to do, any of the foregoing. The Company agrees to (A) notify SportsMap promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep SportsMap reasonably informed on a current basis of any modifications to such offer or information.

(b)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the SportsMap Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SportsMap Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SportsMap Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a SportsMap Acquisition Proposal; or (iv) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person (other than the Company) to do, or seek to do, any of the foregoing. SportsMap agrees to (A) notify the Company promptly upon receipt of any SportsMap Acquisition Proposal by any SportsMap Party, and to describe the material terms and conditions of any such SportsMap Acquisition Proposal in reasonable detail (including the identity of any person or entity making such SportsMap Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

For the avoidance of doubt, it is understood and agreed that the covenants and agreements contained in this Section 5.6 shall not prohibit the Company, any SportsMap Party or any of their respective Representatives from taking any actions in the ordinary course that are not otherwise in violation of this Section 5.6 (such as answering phone calls) or informing any Person inquiring about a possible Company Acquisition Proposal or SportsMap Acquisition Proposal, as applicable, or the existence of the covenants and agreements contained in this Section 5.6, including with respect to, and as may be necessary and incidental to, the PIPE Financing.

Section 5.7.           Preparation of Proxy Statement.

(a)            As promptly as reasonably practicable following the date of this Agreement, SportsMap and the Company shall prepare, and, following delivery of the Closing Company Financial Statements to SportsMap pursuant to Section 5.18(a), SportsMap shall file with the SEC, a preliminary proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) for purposes of soliciting the approval by the Pre-Closing SportsMap Stockholders of each of the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by SportsMap’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. The Proxy Statement and any other SEC filings shall be in form mutually agreed (such agreement not to be unreasonably withheld, conditioned or delayed by either of SportsMap or the Company, as applicable) by SportsMap and the Company. Each of SportsMap and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to have the SEC confirm, orally or in writing, as promptly as practicable after filing the Proxy Statement, that it does not have any further comments (or that it does not intend to review) the Proxy Statement (“SEC Clearance”). The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC prior to the filing thereof with the SEC. SportsMap, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party and its Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for inclusion in any other statement, filing, notice or application made by or on behalf of SportsMap to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. Promptly after the Proxy Statement has been cleared by the SEC, SportsMap will cause the Proxy Statement (substantially in the form last filed or cleared following SEC Clearance) to be filed with the SEC in definitive form and then mailed to stockholders of SportsMap.

(b)            Each of the Company and SportsMap shall promptly provide the other party with copies of any written comments, and shall inform such other parties of any oral comments, that SportsMap receives from the SEC or its staff with respect to the Proxy Statement after the receipt of such comments. Each of SportsMap and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either of SportsMap or the Company, as applicable), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendment to the Proxy Statement filed in response thereto. If any Party becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform, in the case of any SportsMap Party, the Company, or, in the case of the Company, SportsMap, thereof; (ii) such Party shall cooperate and mutually agree upon with, in the case of SportsMap, the Company, or, in the case of the Company, SportsMap (in either case, such agreement not to be unreasonably withheld, conditioned or delayed by either of SportsMap or the Company, as applicable), an amendment or supplement to the Proxy Statement; (iii) SportsMap shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing SportsMap Stockholders. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the definitive Proxy Statement is filed with the SEC, and at each time at which it is amended, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8.            SportsMap Stockholder Approval. Prior to the filing of a definitive Proxy Statement with the SEC, SportsMap shall establish a record date for a meeting of its stockholders (the “SportsMap Stockholders Meeting”) in accordance with the Governing Documents of SportsMap, for the purposes of obtaining the SportsMap Stockholder Approval and, if applicable, any approvals related thereto and providing its applicable stockholders with the opportunity to elect to effect a SportsMap Stockholder Redemption. As promptly as reasonably practicable following the time at which the Proxy Statement is filed in definitive form (and in any event within three (3) Business Days after such date), SportsMap shall (i) duly give notice of and duly convene and hold the SportsMap Stockholders Meeting, (ii) cause the Proxy Statement to be disseminated to the Pre-Closing SportsMap Stockholders in compliance with applicable Law and (iii) solicit proxies from the Pre-Closing SportsMap Stockholders to vote in favor of each of the Transaction Proposals. Subject to the further provisions of this Section 5.8, (iv) SportsMap shall, through the SportsMap Board, recommend to its stockholders (the “SportsMap Board Recommendation”), (A) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (B) the adoption and approval of the Post-Closing SportsMap Certificate of Incorporation (the “Required Governing Document Proposal”); (C) the adoption and approval of the SportsMap Equity Incentive Plan (the “Equity Plan Proposal”); (D) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; (E) the adoption and approval of each other proposal reasonably agreed to by SportsMap and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (F) the adoption and approval of a proposal for the postponement or adjournment of the SportsMap Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (A) through (F), collectively, the “Transaction Proposals”), and (v) SportsMap shall include such recommendation contemplated by clause (iv) in the Proxy Statement. Notwithstanding the foregoing or anything to the contrary herein, SportsMap may postpone or adjourn the SportsMap Stockholders Meeting (1) to solicit additional proxies for the purpose of obtaining the SportsMap Stockholder Approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that SportsMap has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing SportsMap Stockholders prior to the SportsMap Stockholders Meeting or (4) if the holders of SportsMap Common Stock have elected to redeem a number of shares of SportsMap Common Stock as of such time that would reasonably be expected to result in the condition set forth in Section 6.3(c) not being satisfied; provided that, without the consent of the Company, in no event shall SportsMap adjourn the SportsMap Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Upon request by the Company, SportsMap, acting through the SportsMap Board (or a committee thereof), will postpone or adjourn the SportsMap Stockholders Meeting one (1) or more times until the date on which SportsMap has received proxies and votes representing a sufficient number of shares to obtain the SportsMap Stockholder Approval.

Section 5.9.           Conduct of Business of SportsMap.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SportsMap shall, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law (including COVID-19 Measures), as set forth on Section 5.9 of the SportsMap Disclosure Schedules, or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) operate the business of SportsMap in the ordinary course in all material respects and (ii) maintain and preserve intact the business organization, assets, properties and business relations of SportsMap in all material respects.

(b)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, SportsMap shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document (including, for the avoidance of doubt, in connection with any PIPE Financing), as required by applicable Law, as set forth on Section 5.9 of the SportsMap Disclosure Schedules or as consented to in writing by the Company (which consent shall not be unreasonably conditioned, withheld, delayed or denied), do any of the following:

(i)        adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any SportsMap Party;

(ii)       declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, its Equity Securities, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its outstanding Equity Securities, other than, for the avoidance of doubt, for the SportsMap Stockholder Redemption;

(iii)      split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(iv)      incur, create or assume any Indebtedness;

(v)       make any loans or advances to, or capital contributions in, any other Person, other than to, or in, SportsMap or any of its Subsidiaries;

(vi)      issue any Equity Securities or grant any additional options, warrants or stock appreciation rights with respect to its Equity Securities, other than the issuance of SportsMap Common Stock in connection with the exercise of any SportsMap Warrant outstanding as of the date of this Agreement;

(vii)    (A) amend, modify or renew any SportsMap Related-Party Transaction, other than (1) the entry into any Contract with a SportsMap Related Party with respect to the incurrence of Indebtedness permitted by Section 5.9(b)(iv) or (2) for the avoidance of doubt, any expiration or automatic extension or renewal of any Contract pursuant to its terms, or (B) enter into any Contract that would constitute a SportsMap Related-Party Transaction;

(viii)    engage in any activities or business, or incur any material SportsMap Liabilities, other than any activities, businesses or SportsMap Liabilities that are either permitted under this Section 5.9 (including, for the avoidance of doubt, any activities, businesses or SportsMap Liabilities contemplated by, incurred in connection with or that are otherwise incidental or attendant to this Agreement or any Ancillary Document, the performance of any covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby) or in accordance with this Section 5.9;

(ix)      authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(x)       enter into any Contract with any broker, finder, investment banker, advisor or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission or fees in connection with the transactions contemplated by this Agreement;

(xi)      make, change or revoke any material Tax election, amend any Tax Return, change any material method of accounting, enter into any closing agreement with respect to material Taxes, settle any material Tax claim or assessment, affirmatively surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than any such extension of time to file Tax Returns that is obtained in the ordinary course of business);

(xii)     grant or establish any form of compensation or benefits to any current or former employee, officer, director or individual independent contractor or other consultant of SportsMap; or

(xiii)    enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.9.

Notwithstanding anything in this Section 5.9 or this Agreement to the contrary, nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any SportsMap Party.

Section 5.10.           Nasdaq Listing. SportsMap shall satisfy all applicable initial and continuing listing requirements of Nasdaq, and shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq from the date hereof through the Closing and (b) cause the shares of SportsMap Common Stock issuable in accordance with this Agreement to be approved for listing on a National Exchange, in each case as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. The Company shall, and shall cause its Representatives to, reasonably cooperate with SportsMap and its Representatives in connection with the foregoing.

Section 5.11.           Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, SportsMap shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders pursuant to the SportsMap Stockholder Redemption, (B) pay the amounts due to the underwriters of SportsMap’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SportsMap in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.12.           SportsMap Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each SportsMap Party, as provided in the applicable SportsMap Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SportsMap will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SportsMap shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable SportsMap Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the SportsMap Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any SportsMap Party (the “SportsMap D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such SportsMap D&O Person was a director or officer of any SportsMap Party on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            SportsMap shall not have any obligation under this Section 5.12 to any SportsMap D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such SportsMap D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            For a period of six (6) years following the Effective Time, SportsMap shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are covered by any comparable insurance policies of the SportsMap Parties in effect as of the date of this Agreement with respect to wrongful acts allegedly occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby than) the coverage provided under SportsMap’s directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that the premium to be paid under this Section 5.12(c) for such “tail” insurance policies shall not exceed three hundred percent (300%) of the full premium paid by SportsMap prior to the date of this Agreement and the premium for such “tail” insurance policies shall be paid by the Company.

(d)            If SportsMap or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SportsMap shall assume all of the obligations set forth in this Section 5.12.

(e)            The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.12 are intended to be third-party beneficiaries of this Section 5.12. This Section 5.12 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SportsMap.

Section 5.13.           Company Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Company and each of its Subsidiaries, as provided in the Company’s or such Subsidiaries’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) SportsMap will cause the Company and such Subsidiaries to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, SportsMap shall cause the Company and such Subsidiaries to advance expenses in connection with such indemnification as provided in the Company’s or such Subsidiaries’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Company’s or such Subsidiaries’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified following the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company or such Subsidiaries (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company or such Subsidiaries on or prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            None of SportsMap or the Company shall have any obligation under this Section 5.13 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            The Company shall, as promptly as practicable from the date hereof, in consultation with SportsMap, and with SportsMap’s reasonable cooperation and assistance, obtain customary directors’ and officers’ liability insurance coverage for the benefit of the Company, its Subsidiaries and their directors and officers (the “D&O Policy”), to be effective on the Closing Date. The Company shall purchase, at or prior to the Closing, and shall maintain, or cause to be maintained, in effect for a period of six (6) years following the Effective Time, without lapses in coverage, a “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date of this Agreement with respect to wrongful acts allegedly occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the Persons covered thereby) the coverage provided under the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies in effect as of the date of this Agreement; provided that the premium for such “tail” insurance policies to be paid under this Section 5.13(c) shall not exceed three hundred percent (300%) of the full premium paid by the Company and its Subsidiaries prior to the date of this Agreement and the premium for such “tail” insurance policies shall be paid by the Company.

(d)            If SportsMap or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SportsMap shall assume all of the obligations set forth in this Section 5.13.

(e)            The Persons entitled to the indemnification, liability limitation, exculpation or insurance coverage set forth in this Section 5.13 are intended to be third-party beneficiaries of this Section 5.13. This Section 5.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of SportsMap.

Section 5.14.           SportsMap Public Filings. From the date hereof through the Effective Time, SportsMap will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws; provided that the Company has (i) notified SportsMap about any information, action or event involving the Company that would trigger any such filing or reporting obligations and (ii) provided any information or statements in a reasonably timely manner as reasonably requested by SportsMap to be included in any such reports or otherwise required to comply with SportsMap’s reporting obligations under applicable Securities Laws.

Section 5.15.           Section 16 Matters. Prior to the Effective Time, each of the Company and SportsMap shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of Company Common Stock or acquisitions of shares of SportsMap Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 5.16.           Cooperation; Consultation.

(a)            Prior to Closing, each of the Company and SportsMap shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or SportsMap shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if SportsMap were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in any PIPE Financing, as applicable, following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, SportsMap or their respective auditors.

(b)            From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 5.4(b)), until the Closing Date, SportsMap shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to any PIPE Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any reasonable feedback from, the Company or its financial advisors with respect to such matters; provided that, except as otherwise set forth in Section 5.16(b) of the SportsMap Disclosure Schedule, each of SportsMap and the Company acknowledges and agrees that none of their respective financial advisors (whether currently engaged or engaged in the future) shall be entitled to any fees with respect to any PIPE Financing unless otherwise mutually agreed by the Company and SportsMap in writing.

Section 5.17.           Post-Closing Directors and Officers.

(a)            Subject to the terms of SportsMap’s Governing Documents, SportsMap shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

(i)        the SportsMap Board shall consist of (A) three (3) directors selected by the Company and (B) two (2) directors selected by the officers of SportsMap; and

(ii)       the SportsMap Board shall have a number of “independent” directors as mutually agreed between the Company and SportsMap and which is sufficient for compliance with applicable regulations of the applicable National Exchange and applicable Law, each of whom shall serve in such capacity in accordance with the terms of SportsMap’s Governing Documents following the Effective Time.

(b)            The individuals identified on Section 5.17 of the Company Disclosure Schedules shall be the officers of SportsMap immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 5.17 of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability or otherwise) to serve as an officer of SportsMap then, prior to the time at which the Proxy Statement is filed in definitive form, the Company may (in consultation with SportsMap) replace such individual with another individual to serve as such officer of SportsMap and, in such case, Section 5.17 of the Company Disclosure Schedules shall automatically be deemed amended to include such replacement individual as an officer of SportsMap in lieu of, and to serve with the same title as, the individual so replaced.

Section 5.18.           Required Financials.

(a)            The Company shall deliver to SportsMap, as promptly as reasonably practicable following the date of this Agreement, the Closing Company Financial Statements, as applicable. The Closing Company Financial Statements (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (ii) will fairly present in all material respects the financial position, results of operation, stockholders’ equity and cash flows of the Company as at the date thereof and for the period indicated therein, (iii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any audited financial statements, as may be specifically indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be, individually or in the aggregate, material) and the absence of notes thereto), (iv) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and will contain an unqualified report of the Company’s auditor, and (v) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b)            In the event the Closing Company Financial Statements go stale prior to the Closing Date under the Securities Laws, the Company shall use commercially reasonable efforts to deliver as promptly as practicable such further historical financial statements of the Company that would be required to be included in the Proxy Statement and any other filings to be made by SportsMap with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document.

(c)            The Company shall use commercially reasonable efforts to (i) assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, SportsMap in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by SportsMap with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19.           SportsMap Equity Plan. Prior to the Closing Date, the SportsMap Board shall approve and adopt an equity incentive plan (the “SportsMap Equity Incentive Plan”), substantially in the form attached hereto as Exhibit E. Within two (2) Business Days following the expiration of the 60-day period following the date on which SportsMap has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), SportsMap shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the SportsMap Common Stock issuable under the SportsMap Equity Incentive Plan and the SportsMap Common Stock issuable upon exercise of the Exchanged Options, and SportsMap shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the SportsMap Equity Incentive Plan and the Exchanged Options remain outstanding.

Section 5.20.           FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to SportsMap a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to SportsMap.

Section 5.21.           Company Related-Party Transactions. The Company shall take, or cause to be taken, all actions necessary or advisable to terminate at or prior to the Closing all Company Related-Party Transactions (other than those set forth on Section 5.21 of the Company Disclosure Schedules) without any further obligations or Liabilities to the Company or any of its Affiliates (including, from and after the Effective Time, SportsMap and its Affiliates). On or prior to the Closing, each of the Company Stockholders and the Company shall, and shall cause their respective Affiliates to, repay or cause to be repaid in full, or otherwise satisfy and settle, all Indebtedness, receivables, payables and other similar arrangements between the Company, on the one hand, and any Company Stockholder or any of its Affiliates, on the other hand, in each case, other than those set forth on Section 5.21 of the Company Disclosure Schedules.

Section 5.22.           Company Employment Agreements. The Company will negotiate in good faith with each of the Key Company Personnel to enter into, and will enter into, on or prior to the Closing Date, employment agreements, in form and substance mutually agreed upon by SportsMap and the Company (the “Company Employment Agreements”).

Section 5.23.           Section 280G Payments.

(a)            If the Closing of the Merger will result in a “change of control or ownership” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) of the Company then, as promptly as reasonably practicable following the date of this Agreement, but no later than ten (10) Business Days prior to the Closing Date, the Company shall deliver to SportsMap estimated calculations for any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) and may receive any payment(s) or benefit(s) that could constitute parachute payments under Section 280G of the Code in connection with the Transactions, which calculations shall be subject to the reasonable review of SportsMap.

(b)            To the extent pursuant to the calculations described in Section 5.23(a), any Person is expected to receive payments or other benefits that, separately or in the aggregate, would be otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (the “280G Payments”), as determined pursuant to the calculations described in Section 5.23(a), the Company shall submit the 280G Payments to its stockholders, for approval prior to the Closing (in a manner and with a disclosure document reasonably satisfactory to SportsMap) by a vote of stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder (the “280G Stockholder Vote”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, the 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations promulgated thereunder. Prior to the 280G Stockholder Vote, the Company shall use commercially reasonable efforts to obtain, from each person whom the Company reasonably believes to constitute, with respect to the SportsMap, a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who would otherwise receive or have the right or entitlement to receive a 280G Payment, a written waiver (in form and substance reasonably satisfactory to SportsMap) pursuant to which such person agrees to waive any and all right or entitlement to such 280G Payments to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. The Company shall provide to SportsMap any materials to be distributed to stockholders pursuant to this Section 5.23(b) within a reasonable period of time prior to distribution to such stockholders and such materials shall be subject to the prior review of and comment by SportsMap (such review and comment not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to SportMap written certification that either (a) the 280G Stockholder Vote was solicited and the stockholder approval was obtained with respect to any 280G Payments that were subject to the 280G Stockholder Vote, or (b) the Stockholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual.

Article 6.
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 6.1.           Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a)            no Order or Law entered, issued, enacted or promulgated by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, preventing, making unlawful, restraining or prohibiting the consummation of the Transactions shall be in effect;

(b)            the Proxy Statement shall have received SEC Clearance;

(c)            the SportsMap New Common Stock shall have been approved for listing on a National Exchange;

(d)            the Required SportsMap Stockholder Approval shall have been obtained; and

(e)            after giving effect to the transactions contemplated hereby (including any PIPE Financing), SportsMap shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time.

Section 6.2.           Other Conditions to the Obligations of the SportsMap Parties. The obligations of the SportsMap Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by SportsMap (on behalf of itself and the other SportsMap Parties) of the following further conditions:

(a)            (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.3(a) and Section 3.10(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.3(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.10(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing; and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b)            the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)            since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(d)            the Company Note Conversion shall have occurred

(e)            the Company shall have executed and delivered, and caused the other parties thereto to execute and deliver, those agreements set forth on Section 6.2(e) of the Company Disclosure Schedule; and

(f)            at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to SportsMap the following documents:

(i)        a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to SportsMap;

(ii)       the Registration Rights Agreement duly executed by each of the Company Stockholders; and

(iii)      a Lock-Up Agreement duly executed by each of the Company Stockholders.

Section 6.3.           Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)            (i) the SportsMap Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date) and (iii) the representations and warranties of the SportsMap Parties (other than the SportsMap Fundamental Representations) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “SportsMap Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a SportsMap Material Adverse Effect;

(b)            the SportsMap Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c)            SportsMap shall have satisfied all applicable initial and continuing listing requirements of the Trading Market, and SportsMap shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time;

(d)            the Aggregate Transaction Proceeds shall be equal to or greater than $10,000,000; and

(e)            at or prior to the Closing, SportsMap shall have delivered, or caused to be delivered, the following documents to the Company:

(i)              a certificate duly executed by an authorized officer of SportsMap, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company;

(ii)            the Registration Rights Agreement duly executed by SportsMap and the SportsMap Sponsor; and

(iii)           a Lock-Up Agreement duly executed by SportsMap and the SportsMap Sponsor.

Section 6.4.           Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement. None of the SportsMap Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a SportsMap Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2, or a breach of this Agreement.

Article 7.
TERMINATION

Section 7.1.           Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of SportsMap and the Company;

(b)            by SportsMap, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by SportsMap, and (ii) the Termination Date; provided, however, that none of the SportsMap Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c)            by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any SportsMap Party has failed to perform any covenant or agreement on the part of such applicable SportsMap Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to SportsMap by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d)            by either SportsMap or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to June 30, 2023 (the “Termination Date”); provided that if the conditions to Closing set forth in Section 6.2 have been, or are reasonably expected to be as of the Closing, satisfied, and any of the conditions to Closing set forth in Section 6.1(a), Section 6.1(b) or Section 6.1(d) have not been satisfied, in each case by the Termination Date, the Company may, upon written notice to SportsMap prior to the Termination Date, extend the Termination Date for an additional 60 days; provided further that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SportsMap if any SportsMap Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e)            by either SportsMap or the Company, if any Governmental Entity shall have entered, issued, enacted or promulgated an Order or Law or taken any other action permanently enjoining, preventing, restraining, making unlawful or otherwise prohibiting the Transactions and such Order, Law or other action shall have become final and nonappealable; provided that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to SportsMap if any SportsMap Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the entry, issuance, enactment or promulgation of such Order or Law or the occurrence of such other action, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the entry, issuance, enactment or promulgation of such Order or Law or the occurrence of such other action; or

(f)             by either SportsMap or the Company, if the SportsMap Stockholders Meeting has been held (including any adjournment or postponement thereof), has concluded, SportsMap’s stockholders have duly voted and the Required SportsMap Stockholder Approval was not obtained.

Section 7.2.           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, (a) this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Representatives) with the exception of Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any willful breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud or (ii) any Person’s Liability under any Ancillary Document to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

Article 8.
MISCELLANEOUS

Section 8.1.           Non-Survival. Other than those representations, warranties and covenants set forth in Section 2.1, Section 2.2, Section 2.3, Section 3.27, Section 3.28 and Section 4.20, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2.           Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) SportsMap and the Company prior to Closing and (b) SportsMap and the SportsMap Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3.           Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) SportsMap and the Company prior to the Closing and (b) SportsMap and the SportsMap Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4.           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)            If to any SportsMap Party, to:

SportsMap Tech Acquisition Corp.
5353 West Alabama, Suite 415
Houston, TX 77056
Attn: David Gow
Email: david.gow@gowmedia.com

with a copy, which shall not constitute notice, to:

ArentFox Schiff LLP
1717 K Street NW
Washington, DC 20006
Attn: Ralph de Martino
Email: ralph.demartino@afslaw.com

(b)            If to the Company, to:

Infrared Cameras Holdings, Inc.

2105 W Cardinal

Beaumont, TX 77705

Attn: Gary Strahan

Email: gary.strahan@infraredcameras.com

with a copy, which shall not constitute notice, to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attn: Nick Dhesi
Email: Ramnik.Dhesi@lw.com

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
Attn: Drew Capurro
Email: Drew.Capurro@lw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6.           Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and the Company shall not be responsible for any Unpaid SportsMap Expenses and (b) if the Closing occurs, then SportsMap shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid SportsMap Expenses.

Section 8.7.           Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to articles, sections, exhibits and schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to SportsMap, any documents or other materials posted to the electronic data room located at https://dataroom.ansarada.com as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) unless the context requires otherwise, any reference to the “Company” in this Agreement shall mean and refer to the “Surviving Company” from and after the Effective Time; and (n) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8.           Exhibits and Schedules. All exhibits and schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the SportsMap Disclosure Schedules corresponding to any section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SportsMap Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the SportsMap Disclosure Schedules), as applicable, where the relevance of such disclosure to such other section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9.           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.12, Section 5.13, the last sentence of this Section 8.9 and Section 8.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The SportsMap Sponsor shall be an express third-party beneficiary of Section 5.4, Section 5.17, Section 8.2, Section 8.3, this Section 8.9 and Section 8.14.

Section 8.10.         Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11.           Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or other electronic imaging (including “pdf,” “tif,” “jpg,” DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such Ancillary Document.

Section 8.12.           Knowledge of Company; Knowledge of SportsMap. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to SportsMap’s knowledge” and “to the knowledge of SportsMap” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12 of the SportsMap Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12 of the Company Disclosure Schedules or Section 8.12 of the SportsMap Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13.           No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and without limiting the generality of the foregoing, none of the Representatives of SportsMap or the Company shall have any Liability arising out of or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith (except as expressly provided herein) or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or SportsMap concerning the Company, any SportsMap Party, this Agreement or the transactions contemplated hereby.

Section 8.14.           Extension; Waiver. The Company prior to the Closing and the SportsMap Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the SportsMap Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the SportsMap Parties set forth herein or (c) waive compliance by the SportsMap Parties with any of the agreements or conditions set forth herein. SportsMap (prior to the Closing Date) and the SportsMap Sponsor (after the Closing Date), may (i) extend the time for the performance of any of the obligations or other acts of the Company set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15.           Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16.           Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17.           Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18.           Trust Account Waiver. Reference is made to the final prospectus of SportsMap, filed with the SEC (File No. 333-259912) on October 13, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that SportsMap has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SportsMap’s public stockholders (including overallotment shares acquired by SportsMap’s underwriters, the “Public Stockholders”), and SportsMap may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of SportsMap entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, neither the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SportsMap or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with SportsMap or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with SportsMap or its Affiliates).

*           *           *           *           *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

SPORTSMAP TECH ACQUISITION CORP.

By:	/s/ David Gow
Name: David Gow
Title: Chief Executive Officer

ICH MERGER SUB INC.

By:	/s/ David Gow
Name: David Gow
Title: President and Chief Executive Officer

INFRARED CAMERAS HOLDINGS, INC.

By:	/s/ Gary Strahan
Name: Gary Strahan
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Registration Rights Agreement

[See attached.]

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●] 2023, is made and entered into by and among Infrared Cameras Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as SportsMap Tech Acquisition Corp, a Delaware corporation) (the “Acquirer”)), SportsMap, LLC, a Delaware limited liability company (the “Sponsor”), the members of the Sponsor identified on the signature pages hereto (such members, the “Sponsor Members”), certain former stock and option holders of Infrared Cameras Holdings, Inc., a Delaware corporation (“ICI”) identified on the signature pages hereto (such holders, the “ICI Holders” and, collectively with the Sponsor, the Sponsor Members, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company, the Sponsor and certain Sponsor Members are party to that certain Registration Rights Agreement, dated as of October 18, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of December 5, 2022, (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, ICH Merger Sub Inc. and ICI;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the ICI Holders will receive shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company;

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is the Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

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“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“ICI” shall have the meaning given in the Preamble hereto.

“ICI Holders” shall have the meaning given in the Preamble hereto.

“Joinder” shall have the meaning given in Section 5.10.

“Lock-Up Agreement” shall have the meaning given in the Merger Agreement.

“Lock-up Period” shall mean the Lock-up Period as defined in the Lock-Up Agreement .

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean (a) with respect to the Sponsor, the ICI Holders and each of their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to the Lock-Up Agreement and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (b) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

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“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any Additional Holder Common Stock; (d) any Earnout Shares (as defined in the Merger Agreement) and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization, exchange, or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B) (i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale imposed on Holder pursuant to Rule 144(b)(2)); and (E)  such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)           all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)            fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

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(C)            printing, messenger, telephone and delivery expenses;

(D)            reasonable fees and disbursements of counsel for the Company;

(E)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F)            in an Underwritten Offering or Other Coordinated Offering, reasonable fees and expenses not to exceed $40,000 in the aggregate for each Registration of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders with the approval of the Company, which approval shall not be unreasonably withheld.

“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Majority Holders” shall mean the Sponsor Member or Sponsor Members holding in the aggregate a majority of the Registrable Securities then held by all of the Sponsor Members.

“Sponsor Members” shall have the meaning given in the Preamble hereto.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of December 5, 2022, by and among the Sponsor, the Acquirer and ICI.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1           Shelf Registration.

2.1.1            Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.2            Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3            Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor Majority Holders or an ICI Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor Majority Holders and the ICI Holders.

2.1.4            Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor Majority Holders or an ICI Holder (any of the Sponsor Majority Holders or an ICI Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $25 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor Majority Holders may collectively demand not more than one (1) Underwritten Shelf Takedown and the ICI Holders may collectively demand not more than three (3) Underwritten Shelf Takedowns, in each case, pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

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2.1.5            Reduction of Underwritten Offering. If the underwriter in an Underwritten Shelf Takedown advises the Demanding Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Demanding Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting (such maximum number of such securities, the “Maximum Number of Securities”) shall be allocated among all participating Holders thereof, including the Demanding Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

2.1.6            Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor Majority Holders or the ICI Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor Majority Holders the ICI Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor Majority Holders or the ICI Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor Majority Holders, the ICI Holders, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

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2.1.7            New Registration Statement. Notwithstanding the registration obligations set forth in this Section 2.1, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its commercially reasonable efforts to file amendments to the Shelf Registration as required by the Commission and/or (ii) withdraw the Shelf Registration and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities to register a lesser amount of Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders. In the event the Company amends the Shelf Registration or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Shelf Registration, as amended, or the New Registration Statement.

2.2            Piggyback Registration.

2.2.1            Piggyback Rights. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders), or a Demanding Holder in accordance with Section 2.1.4 proposes to conduct a registered offer of, or conduct a registered offering of, any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. Notwithstanding anything to the contrary, the Holders shall have no rights under this Section 2.2.1 if the registration statement the Company proposes to file is solely for purposes of a delayed or continuous offering pursuant to Rule 415 under the Securities Act and, at the time of the filing of such registration statement, the Company is in compliance with its obligations under Section 2.1.

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2.2.2            Reduction of Piggyback Registration. If the total amount of securities, including Registrable Securities, requested by holders of Registrable Securities to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders). For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3            Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is an executive officer, director or Holder in excess of five percent (5%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4            Block Trades; Other Coordinated Offerings.

2.4.1            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with an anticipated aggregate offering price of, either (x) at least $25 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

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2.4.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sale agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4            The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sale agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5            A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

ARTICLE III

COMPANY PROCEDURES

3.1            General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including distribution of Registrable Securities to a Holder’s members, securityholders or partners), and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

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3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

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3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.10          in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12          in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

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3.1.13          in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15          with respect to an Underwritten Offering pursuant to Section 2.1.4, use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or broker, sales agent or placement agent if such Underwriter or broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or broker, sales agent or placement agent, as applicable.

3.2            Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders selling any Registrable Securities in an offering shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all fees and expenses of any legal counsel representing the Holders.

3.3            Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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3.4            Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1            Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2            If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control or (c) in the good faith judgment of the Board, be seriously detrimental to the Company and its holders of capital stock, and it would therefore be essential to defer such filing, initial effectiveness or continued use at such time, the Company shall have the right, upon delivering prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), to delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3            During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4 for not more than ninety (90) consecutive calendar days or more than one hundred twenty (120) total calendar days in each case during any twelve (12)-month period.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders upon request with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall use commercially reasonable efforts to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

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ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein in the case of the Prospectus or preliminary Prospectus in the light of the circumstances under which they were made, or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

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4.1.3            Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1            Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Infrared Cameras Holdings, Inc., 2105 W Cardinal, Beaumont, TX 77705, Attention: Gary Strahan, Email: gary.strahan@infraredcameras.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2            Assignment; No Third Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2            Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the ICI Holders and the Sponsor and the Sponsor Members, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the ICI Holders shall be permitted to transfer its rights hereunder as the ICI Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such ICI Holder (it being understood that no such transfer shall reduce any rights of such ICI Holder or such transferees) and (y) the Sponsor and the Sponsor Members shall be permitted to transfer their respective rights hereunder as the Sponsor and Sponsor Members to one or more of their respective affiliates or any direct or indirect partners, members or equity holders of the Sponsor or the Sponsor Members (it being understood that no such transfer shall reduce any rights of the Sponsor or the Sponsor Members or such transferees).

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5.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4            This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

5.4            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK.

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5.5           TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6           Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor Majority Holders so long as the Sponsor and the Sponsor Members and their respective affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each ICI Holder so long as such ICI Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7            Other Registration Rights. Other than as provided in the Warrant Agreement, dated as of October 18, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8            Term. This Agreement shall terminate on the earlier of (a) the seventh anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

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5.9            Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10          Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor Majority Holders and each ICI Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least five percent (5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11          Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12          Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

INFRARED CAMERAS HOLDINGS, INC.
a Delaware corporation

By:
Name:
Title:

SPONSOR:

SPORTSMAP, LLC
a Delaware limited liability company

By:
Name:
Title:

SPONSOR MEMBERS:

David Gow

Jacob Swain

Lawson Gow

[Signature Page to Amended and Restated Registration Rights Agreement]

David Graff

Oliver Luck

Reid Ryan

Steve Webster

ICI HOLDERS:

Gary Strahan

Villard Capital

Peter Baird

Jeff Guida

[Signature Page to Amended and Restated Registration Rights Agreement]

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [●], 2023 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Infrared Cameras Holdings, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [                            ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of

____________, 20__

[________]

By:
Name:
Its:

Exhibit B

Form of Lock-Up Agreement

[See attached.]

FORM OF LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and between Infrared Cameras Holdings, Inc., a Delaware corporation (the “Company”) (formerly known as SportsMap Tech Acquisition Corp., a Delaware corporation), and the Persons set forth on Schedule I hereto (such Persons, together with any Person who hereafter becomes a party to this Agreement pursuant to Section 2 or Section 6 of this Agreement, the “Securityholders” and each, a “Securityholder”).

WHEREAS, the Company, ICH Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Infrared Cameras Holdings, Inc., a Delaware corporation (“Target”), entered into that certain Business Combination Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”); capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement), dated as of December 5, 2022, pursuant to which, among other things, on the date hereof, Merger Sub merged with and into Target with Target surviving as a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, following the consummation of the Merger, each Securityholder owns equity interests in the Company;

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company; and

WHEREAS, each of the Persons set forth on Schedule II hereto is concurrently entering into a Lock-Up Agreement, on substantially the same terms as the Securityholders.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Business Combination Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.            Transfer Restrictions. Subject to the exceptions set forth herein, each Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) held by it immediately after the Effective Time of the Merger, any shares of Company Common Stock issuable upon the exercise of options to purchase shares of Company Common Stock held by it immediately after the Effective Time of the Merger, or any securities convertible into or exercisable or exchangeable for Company Common Stock held by it immediately after the Effective Time of the Merger (the “Lock-up Shares”), (b) enter into any swap, hedge, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) through (c), collectively, “Transfer”) until (i) with respect to 50% of the Lock-up Shares, the earlier of (A) six months after the Closing Date and (B) the first date on which the closing price of the Company Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and similar transactions) for any 20 Trading Days within any 30-Trading Day period commencing after the Closing and (ii) with respect to the remaining Lock-up Shares, six months after the Closing Date (the “Lock-Up Period”), subject in each case to the early release provisions set forth in Section 3 below. For purposes of this Section 1, a “Trading Day” means any day on which The Nasdaq Global Market is open for trading. In furtherance of the foregoing, during the Lock-Up Period, the Company will (x) place a stop order on all the Lock-up Shares, including those which may be covered by a registration statement, and (y) notify the Company’s transfer agent in writing of the stop order and the restrictions on the Lock-up Shares under this Agreement and direct the Company’s transfer agent not to process any attempts by the Securityholder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.

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2.            Permitted Transfers. The restrictions set forth in Section 1 shall not apply to:

(a)            Transfers of any securities other than the Lock-up Shares;

(b)            in the case of an entity, Transfers (i) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of a Securityholder, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with a Securityholder or its affiliates or who shares a common investment advisor with a Securityholder or (ii) as part of a distribution to members, partners, shareholders or equity holders of a Securityholder;

(c)            in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(d)            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(e)            in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(f)             in the case of an individual, Transfers to a partnership, limited liability company or other entity of which a Securityholder and/or the immediate family (as defined below) of a Securityholder are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(g)            in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(h)            in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(i)             Transfers relating to Company Common Stock or other securities convertible into or exercisable or exchangeable for Company Common Stock acquired in open market transactions after the Closing; provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

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(j)              the exercise of stock options or warrants to purchase shares of Company Common Stock or the vesting of stock awards of Company Common Stock and any related Transfer of shares of Company Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Company Common Stock, it being understood that all shares of Company Common Stock received upon such exercise, vesting or Transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

(k)            Transfers to the Company pursuant to any contractual arrangement in effect upon the consummation of the Merger that provides for the repurchase by the Company or forfeiture of Company Common Stock or other securities convertible into or exercisable, redeemable or exchangeable for Company Common Stock in connection with the termination of a Securityholder’s service to the Company;

(l)              the entry, by a Securityholder, at any time after the Effective Time of the Merger, of any trading plan providing for the sale of shares of Company Common Stock by a Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any shares of Company Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A);

(m)           Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization, tender offer or other similar transaction that results in all of the Company’s securityholders having the right to exchange their shares of Company Common Stock for cash, securities or other property;

(n)            Transfers to satisfy any U.S. federal, state, or local income tax obligations of a Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(o)             the pledge of Company Common Stock as security or collateral in connection with any borrowing or the incurrence of indebtedness by a Securityholder, and any Transfer pursuant to the exercise by the pledgee of its rights pursuant to such pledge;

provided, however, that in the case of clauses (b) through (h), these permitted transferees must enter into a written agreement, in substantially the form of this Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the applicable Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this Section 2, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the applicable Securityholder, and lineal descendant (including by adoption) of the applicable Securityholder or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act.

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3.            Termination. This Agreement shall terminate upon the earliest to occur of (i) the expiration of the Lock-Up Period, (ii) the completion, after the Closing, of any merger, liquidation, stock exchange, reorganization, tender offer or other similar transaction that results in all of the public stockholders of the Company having the right to exchange their shares of Company Common Stock for cash, securities or other property and (iii) the liquidation of the Company.

4.            Prohibited Transfers. In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.

5.            Amendments. This Agreement may be amended, supplemented or modified, or any provision hereof waived, in whole or in part, only by a duly authorized agreement in writing, executed by the Company and the Securityholders holding a majority of the shares of Company Common Stock then held by the Securityholders in the aggregate as to which this Agreement has not been terminated, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended or any provision hereof waived except as provided in the immediately preceding sentence and any purported amendment, modification or waiver by any party or parties hereto effected in a manner which does not comply with this Section 5 shall be null and void, ab initio.

6.            Binding Effect; Assignment. Except as set forth herein, this Agreement and the obligations of the Securityholders pursuant hereto are personal to each such Securityholder and may not be transferred by such Securityholder at any time. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7.            Governing Law. This Agreement, and all claims or causes of actions based upon, arising out of or related to this Agreement and the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

8.            Jurisdiction; Venue. Any claim or cause of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have jurisdiction, in the United States District Court for the District of Delaware and to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), and each of the parties irrevocably (a) submits to the exclusive jurisdiction of each such court in any such claim or cause of action, (b) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (c) agrees that all claims in respect of any such claim or cause of action shall be heard and determined only in any such court, and (d) agrees not to bring any such claim or cause of action in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence claims or causes of action or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 8.

9.            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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10.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

11.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.          Liability. The liability of any Securityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Securityholder be liable for any other Securityholder’s breach of such other Securityholder’s obligations under this Agreement.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

INFRARED CAMERAS HOLDINGS, INC.

By:
Name:	Gary Strahan
Title:	Chief Executive Officer

[Signature Page to Lock-Up Agreement]

SECURITYHOLDERS:

Gary Strahan

Villard Capital, LLC

Peter Baird

Jeff Guida

[Signature Page to Lock-Up Agreement]

SCHEDULE I

INITIAL SECURITYHOLDERS

1. Gary Strahan

2. Villard Capital, LLC

3. Peter Baird

4. Jeff Guida

SCHEDULE II

HOLDERS OF FOUNDER SHARES

•	SportsMap, LLC

•	Bradley W. Baker

•	Matthew Day

•	Steve Dyer

•	David Farina

•	Kevin Harris

•	William F. Hartfiel III

•	Donald Ryan Hulstrand

•	John Lipman

•	James Zavoral

•	The AMG Trust Established 01/23/2007

•	Byron Roth LLC

•	CR Financial Holdings, Inc.

Exhibit C

Form of Second Amended and Restated Certificate of Incorporation of SportsMap

[See attached.]

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPORTSMAP TECH ACQUISITION CORP.

SportsMap Tech Acquisition Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.             The name of the Corporation is SportsMap Tech Acquisition Corp. The Corporation was incorporated under the name SportsMap Tech Acquisition Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 14, 2021 (the “Original Certificate”).

2.             An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on October 15, 2021(as amended from time to time, the “Existing Certificate”).

3.             This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.             The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.

5.             This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6.             IN WITNESS WHEREOF, SportsMap Tech Acquisition Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [ ● ].

SPORTSMAP TECH ACQUISITION CORP.

By:
Name:
Title:

EXHIBIT A

ARTICLE I
NAME

The name of the corporation is Infrared Cameras Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [1209 Orange Street, in the City of Wilmington, County of New Castle, 19801], and the name of its registered agent at such address is [The Corporation Trust Company].

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV
CAPITAL STOCK

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is [ ● ]. The total number of shares of Common Stock that the Corporation is authorized to issue is [ ● ], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [ ● ], having a par value of $0.0001 per share.

The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A.	COMMON STOCK.

1.           General.            The voting, dividend, liquidation, and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors and outstanding from time to time.

2.           Voting.

a.	Except as otherwise provided herein (including any Certificate of Designation (as defined below)) or otherwise required by law, the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

b.	Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter.

c.	Except as otherwise provided herein (including any Certificate of Designation) or otherwise required by law, at any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

d.	Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.           Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share in such dividends pro rata in proportion to the number of shares of Common Stock held by each such holder.

4.           Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of any outstanding series of Preferred Stock are entitled, the remaining funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in proportion to the number of shares of Common Stock held by each such holder.

B.	PREFERRED STOCK.

Shares of Preferred Stock may be issued from time to time by the Board of Directors out of the unissued shares of Preferred Stock, in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and to fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, dividend rates, conversion rights, exchange rights, redemption privileges and prices, liquidation and dissolution preferences, and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation). There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a separate vote of any such holders is required pursuant to the terms of any Certificate of Designation.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors. Directors shall be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting held for such purpose and entitled to vote thereon.

B. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, at a meeting duly called for that purpose.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

D. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph A of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

E. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). The Bylaws may also be adopted, amended or repealed by the stockholders of the Corporation; provided, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; and provided, further, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.

ARTICLE VII
STOCKHOLDERS

A. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, [and for so long as the Corporation is a Controlled Company (as defined in Section 5615(c)(1) of the Nasdaq Stock Market LLC Rules or Section 303A.00 of the New York Stock Exchange Listed Company Manual, as applicable), by the Secretary of the Corporation at the request of any holder of record of at least 25% of the voting power of the issued and outstanding shares of capital stock of the Corporation,][1] and shall not be called by any other person or persons. [Subject to the special rights of the holders of one or more series of Preferred Stock, from and after the date the Corporation ceases to qualify as a Controlled Company, special meetings of the stockholders of the Corporation may not be called by the stockholders of the Corporation or any other person or entity.]

B. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

C. [For so long as the Corporation qualifies as a Controlled Company, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing of the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the date the Corporation ceases to qualify as a Controlled Company,] any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation (and may not be taken by written consent of the stockholders in lieu of a meeting). In addition to the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

ARTICLE VIII
LIABILITY

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of the Second Amended and Restated Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

[1] NTD: Bracketed language to be included if, following the consummation of the business combination, the Corporation is a “Controlled Company” (as defined in Section 5615(c)(1) of the Nasdaq Stock Market LLC Rules or Section 303A.00 of the New York Stock Exchange Listed Company Manual, as applicable).

ARTICLE IX
INDEMNIFICATION

A. To the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she or a person for whom he or she is the legal representative is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Article IX or otherwise. The rights to indemnification and advancement of expenses conferred by this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators, legatees and distributees. Notwithstanding the foregoing provisions of this Article IX, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

B. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Article IX shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

C. Any repeal or amendment of this Article IX by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Article IX, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

D. This Article IX shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X
FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws of the Corporation or this Second Amended and Restated Certificate (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article X, the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, except for, as to each of clause (a) and (b), any claim as to which the Chancery Court or the Federal Courts, as applicable, determines that there is an indispensable party not subject to the jurisdiction of the Chancery Court or the Federal Courts, as applicable (and the indispensable party does not consent to the personal jurisdiction of the Chancery Court or Federal Courts, as applicable, within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Chancery Court or the Federal Courts, as applicable, or for which the Chancery Court or Federal Courts, as applicable, does not have subject matter jurisdiction. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X. This Article X is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article X shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any paragraph of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI
AMENDMENTS

A. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; provided, however, that notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X and this Article XI.

B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity, or circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate or any other provision of the Bylaws of the Corporation or any agreement entered into by the Corporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate. To the fullest extent permitted by law, each and every person or entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) this Second Amended and Restated Certificate, (b) the Bylaws and (c) any amendment to this Second Amended and Restated Certificate or the Bylaws enacted or adopted in accordance with this Second Amended and Restated Certificate, the Bylaws and applicable law.

Exhibit D

Form of Amended and Restated Bylaws of SportsMap

[See attached.]

Amended and Restated Bylaws of

Infrared Cameras Holdings, Inc.

(a Delaware corporation)

Table of Contents

Page

Article I - Corporate Offices		1
1.1	Registered Office	1
1.2	Other Offices	1
Article II - Meetings of Stockholders		1
2.1	Place of Meetings	1
2.2	Annual Meeting	1
2.3	Special Meeting	1
2.4	Notice of Business to be Brought before a Meeting	2
2.5	Notice of Nominations for Election to the Board	5
2.6	Notice of Stockholders’ Meetings	8
2.7	Quorum	8
2.8	Adjourned Meeting; Notice	9
2.9	Conduct of Business	9
2.10	Voting	10
2.11	Record Date for Stockholder Meetings and Other Purposes	10
2.12	Proxies	10
2.13	List of Stockholders Entitled to Vote	11
2.14	Inspectors of Election	11
2.15	Delivery to the Corporation	12
Article III - Directors		12
3.1	Powers	12
3.2	Number of Directors	12
3.3	Election, Qualification and Term of Office of Directors	12
3.4		12
3.5	Resignation and Vacancies	13
3.6	Place of Meetings; Meetings by Telephone	13
3.7	Regular Meetings	13
3.8	Special Meetings; Notice	13
3.9	Quorum	14
3.10	Chairperson	14
3.11	Board Action without a Meeting	14
3.12	Fees and Compensation of Directors	14
Article IV - Committees		15
4.1	Committees of Directors	15
4.2	Committee Minutes	15
4.3	Meetings and Actions of Committees	15
4.4	Subcommittees	16
Article V - Officers		16
5.1	Officers	16
5.2	Appointment of Officers	16

i

TABLE OF CONTENTS

(continued)

Page

5.3	Subordinate Officers	16
5.4	Removal and Resignation of Officers	16
5.5	Vacancies in Offices	17
5.6	Representation of Shares of Other Corporations	17
5.7	Authority and Duties of Officers	17
5.8	Compensation	17
Article VI - Records		17
Article VII - General Matters		18
7.1	Execution of Corporate Contracts and Instruments	18
7.2	Stock Certificates	18
7.3	Special Designation of Certificates	18
7.4	Lost Certificates	19
7.5	Shares Without Certificates	19
7.6	Construction; Definitions	19
7.7	Dividends	19
7.8	Fiscal Year	19
7.9	Seal	19
7.10	Transfer of Stock	20
7.11	Stock Transfer Agreements	20
7.12	Registered Stockholders	20
7.13	Waiver of Notice	20
Article VIII - Notice		20
8.1	Delivery of Notice; Notice by Electronic Transmission	20
Article IX - Indemnification		21
9.1	Indemnification of Directors and Officers	21
9.2	Indemnification of Others	22
9.3	Prepayment of Expenses	22
9.4	Determination; Claim	22
9.5	Non-Exclusivity of Rights	22
9.6	Insurance	23
9.7	Other Indemnification	23
9.8	Continuation of Indemnification	23
9.9	Amendment or Repeal; Interpretation	23
Article X - Amendments		24
Article XI - Definitions		24

ii

Second Amended and Restated Bylaws of

Infrared Cameras Holdings, Inc.

Article I - Corporate Offices

1.1            Registered Office.

The address of the registered office of Infrared Cameras Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended, restated or otherwise modified from time to time (the “Certificate of Incorporation”).

1.2            Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business and affairs of the Corporation may require.

Article II - Meetings of Stockholders

2.1            Place of Meetings.

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, as designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office, whether within or outside of the State of Delaware.

2.2            Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting in accordance with Section 2.4 and the DGCL. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3            Special Meeting.

Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

2.4            Notice of Business to be Brought before a Meeting.

(a)            At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the Chairman of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Except as set forth in the immediately preceding sentence, the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.

(b)            For business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

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(c)           To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)            As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii)            As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

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(iii)            As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these bylaws, the language of the proposed amendment), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(d)            A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(e)            Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

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(f)            This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)            For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5            Notice of Nominations for Election to the Board.

(a)            Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)            (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.

(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

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(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(c)            To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)            As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));

(ii)            As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)            As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

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(d)            A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)            In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(f)            To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(g)            The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.

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(h)            A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(i)            No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(j)            Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.

2.6            Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7            Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

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2.8            Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting in accordance with Section 8.1.

2.9            Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

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2.10           Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.11           Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.12           Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

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2.13           List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14           Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

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Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.15           Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III - Directors

3.1            Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2            Number of Directors.

Subject to the Certificate of Incorporation, the number of directors constituting the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. No decrease in the number of directors shall shorten the term of any incumbent director. The directors shall be classified in the manner provided in the Certificate of Incorporation. Each director shall hold office until such time as provided in the Certificate of Incorporation.

3.3            Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.5, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, retirement or removal. Directors need not be stockholders or residents of the State of Delaware. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

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3.5            Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.6            Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware. Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.7            Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.8            Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

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If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.9            Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business; provided that, solely for the purposes of filling vacancies pursuant to Section 3.04, a meeting of the Board of Directors may be held if a majority of the Directors then in office participate in such meeting. The affirmative vote of a majority of the directors present at any meeting of the Board at which a quorum is present shall be the act of the Board, except as may be otherwise specifically required by applicable law, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.10           Chairperson.

The Board may appoint from its members a chairperson (the “Chairperson”). Meetings of the Board shall be presided over by the Chairperson, or in his or her absence by the person whom the Chairperson shall designate, or in the absence of the foregoing persons by a chairperson chosen at the meeting by the affirmative vote of a majority of the directors present at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

3.11           Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.12           Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Any director may decline any or all such compensation payable to such director in his or her discretion.

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Article IV - Committees

4.1            Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2            Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3            Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i)            Section 3.5 (place of meetings; meetings by telephone);

(ii)            Section 3.6 (regular meetings);

(iii)           Section 3.7 (special meetings; notice);

(iv)           Section 3.9 (board action without a meeting); and

(v)            Section 7.13 (waiver of notice),

with such changes in the context of these bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:

(i)            the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii)            special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii)           the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

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4.4            Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V - Officers

5.1            Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Chief Operating Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation. Each officer of the Corporation shall hold office for such term as may be prescribed by the Board of Directors and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

5.2            Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.

5.3            Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer of the Corporation or, in the absence of a Chief Executive Officer of the Corporation, the President of the Corporation, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4            Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice (email being sufficient) to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

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5.5            Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.

5.6            Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer, or the President of the Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7            Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8            Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

Article VI - Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

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Article VII - General Matters

7.1            Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2            Stock Certificates.

The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3            Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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7.4            Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5            Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6            Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7            Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8            Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9            Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

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7.10          Transfer of Stock.

Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11          Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.12          Registered Stockholders.

The Corporation:

(i)  shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13          Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII - Notice

8.1           Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)	if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)	if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)	if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX - Indemnification

9.1            Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans (hereinafter, an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as director, officer, employee, or agent, or in any other capacity while serving as director, officer, employee or agent, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with any such Proceeding; provided that such indemnitee acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

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9.2            Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by the DGCL or any other applicable law, as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3            Prepayment of Expenses.

In addition to the obligation to indemnify conferred in Section 9.1 hereof, the Corporation shall to the fullest extent not prohibited by the DGCL or any other applicable law pay the expenses (including attorneys’ fees) incurred by any indemnitee, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to advance expenses to a person in connection with a Proceeding initiated by such indemnitee only if the Proceeding was authorized in the specific case by the Board.

9.4            Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the indemnitee may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5            Non-Exclusivity of Rights.

The rights to indemnification and advancement of expenses conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under law, the Certificate of Incorporation, these bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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9.6            Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7            Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8            Continuation of Indemnification.

The rights to indemnification and to prepayment of expenses conferred by this Article IX shall be contract rights and shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors, administrators, legatees and distributees.

9.9            Amendment or Repeal; Interpretation.

The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or amendment or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

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Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X - Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XI - Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Infrared Cameras Holdings, Inc.

Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that [he] is the duly elected, qualified, and acting Secretary of Infrared Cameras Holdings, Inc., a Delaware corporation (the “Corporation”), and that the attached bylaws are a true and correct copy of the bylaws of the Corporation in effect as of the date of this certificate.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ● ].

Name:
Title:

Exhibit E

SportsMap Equity Incentive Plan

[See attached.]

INFRARED CAMERAS HOLDINGS, INC.

FORM OF 202[3] INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.

ARTICLE II.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

ARTICLE III.
Administration and Delegation

3.1           Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

3.2            Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.

ARTICLE IV.
Stock Available for Awards

4.1           Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, the Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

4.2           Share Recycling. If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.

4.3           Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [____________]1 Shares may be issued pursuant to the exercise of Incentive Stock Options.

4.4           Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination.

4.5           Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any calendar year of the Company may not exceed $750,000 (increased to $1,000,000 in the calendar year of a non-employee Director’s initial service as a non-employee director or any calendar year during which a non-employee Director serves as chairman of the Board or lead independent Director, which limits shall not apply to the compensation for any non-employee Director of the Company who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation or any compensation paid to any non-employee Director prior to the calendar year following the calendar year in which the Plan’s effective date occurs). The Administrator may make exceptions to this limit for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

1 NTD: To be determined once overall share limit is determined.

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ARTICLE V.
Stock Options and Stock Appreciation Rights

5.1           General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.

5.2           Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

5.3           Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines.

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5.4           Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.

5.5           Payment Upon Exercise. Subject to Sections 9.10 and 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:

(a)                cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;

(b)                if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;

(c)                to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)                to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)                to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(f)                 to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6           Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

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ARTICLE VI.
Restricted Stock; Restricted Stock Units

6.1           General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.

6.2           Restricted Stock.

(a)                Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(b)                Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3           Restricted Stock Units.

(a)                Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(b)                Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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ARTICLE VII.
Other Stock or Cash Based Awards; DIVIDEND EQUIVALENTS

7.1           Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.

7.2           Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.

ARTICLE VIII.
Adjustments for Changes in Common Stock
and Certain Other Events

8.1           Equity Restructuring(a). In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (if applicable) adjusting the number and type of securities subject to each outstanding Award, the Award’s exercise price or grant price and/or applicable performance goals, granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

8.2           Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken in connection with the occurrence of such transaction or event (and any action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

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(a)                To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, further, that Awards held by members of the Board will be deemed settled in Shares on or immediately prior to the applicable event if the Administrator takes action under this clause (a);

(b)                To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c)                To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, or equivalent value thereof in cash, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)                To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;

(e)                To replace such Award with other rights or property selected by the Administrator; and/or

(f)                 To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

8.3           Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

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8.4           Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.

8.5           General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
General Provisions Applicable to Awards

9.1           Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.

9.2           Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

9.3           Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

9.4           Termination of Status. The Administrator will determine how the disability, death, retirement, an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

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9.5            Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (ii) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (i) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (ii) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their fair market value on the date of delivery, (iii) subject to Section 9.10, if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a fair market value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum applicable individual statutory withholding rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). Subject to Section 9.10, if any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

9.6           Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.

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9.7           Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8           Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

9.9           Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.

9.10         Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

ARTICLE X.
Miscellaneous

10.1         No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2         No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

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10.3         Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective as of [_______]2 (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plan will continue in full force and effect in accordance with its terms.

10.4         Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

10.5         Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

10.6         Section 409A.

(a)                General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)                Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

2 NTD: To be the day immediately prior to the closing date of the transaction.

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(c)                Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.

10.7         Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

10.8         Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

10.9         Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

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10.10       Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

10.11       Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

10.12       Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.

10.13       Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or sale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws.

10.14       Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

10.15       Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

10.16       Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

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ARTICLE XI.
Definitions

As used in the Plan, the following words and phrases will have the following meanings:

11.1         “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

11.2         “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

11.3         “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

11.4          “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

11.5         “Board” means the Board of Directors of the Company.

11.6          “Change in Control” means and includes each of the following:

(a)                A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)                During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)                The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

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(i)                 which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)               after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

11.7         “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

11.8         “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

11.9         “Common Stock” means the common stock of the Company, par value of $0.0001 per share.

11.10       “Company” means Infrared Cameras Holdings, Inc., a Delaware corporation, or any successor.

11.11       “Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

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11.12       “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

11.13       “Director” means a Board member.

11.14       “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

11.15       “Employee” means any employee of the Company or its Subsidiaries.

11.16       “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

11.17       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

11.18       “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

11.19        “Fully-Diluted Shares” shall mean, as of any given date, (i) shares of Common Stock outstanding on such date, (ii) shares of Common Stock subject to compensatory equity awards (including stock options and restricted stock units) outstanding on such date, with (A) performance-based compensatory equity awards calculated at the “target” level of performance and (B) shares of Common Stock subject to stock options calculated on a “net exercised” basis as of the applicable date, assuming shares are surrendered having a Fair Market Value on such date equal to the exercise price of such options (rounded up to the nearest whole Share, and determined without regard to the vested status of the stock option) and (iii) shares issuable upon the exercise or settlement of other equity securities with respect to which shares of Common Stock have not actually been issued and the conversion of all convertible securities into shares of Common Stock, in each case, counted on an as-converted-to shares of Common Stock basis.

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11.20       “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.

11.21       “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.22       “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

11.23       “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.

11.24       “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

11.25       “Overall Share Limit” means [●]3 Shares.

11.26       “Participant” means a Service Provider who has been granted an Award.

11.27       “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human capital management (including diversity and inclusion); supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.

11.28        “Plan” means this 202[3] Incentive Award Plan.

11.29        “Prior Plan” means the 2020 Equity Incentive Plan of Infrared Cameras Holdings, Inc., as amended.

11.30        “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

3 NTD: To equal 12% of shares of Common Stock of the Company authorized for issuance.

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11.31       “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.32       “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

11.33        “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

11.34       “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

11.35       “Securities Act” means the Securities Act of 1933, as amended.

11.36       “Service Provider” means an Employee, Consultant or Director.

11.37       “Shares” means shares of Common Stock.

11.38       “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.39       “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

11.40       “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

11.41       “Termination of Service” means the date the Participant ceases to be a Service Provider.

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